Exhibit 10(a)
COMBINED TERMS AND CONDITIONS

CONTENTS
NOTE — This document contains various account agreements related to deposit, custody, and brokerage services offered at J.P. Morgan. Only those agreements specific to the service requested shall apply.

General Terms for Accounts and Services	1

Deposit Accounts and Services Offered By JPMorgan Chase Bank, N.A.	5
Money Market Deposit Account (“MMDA”) Agreement	5
Checking Account Agreement	6
Certificate of Deposit Agreement	6

Accounts and Services Relating to Assets Held by JPMorgan Chase Bank, N.A. and Affiliated Banks	7
Asset Allocation Advisory Services	7
Asset Account Agreement	7

Agreements for Accounts and Services Offered Through J.P. Morgan Securities Inc.
and J.P. Morgan Entities	12
Brokerage Account Agreement	12
Margin Disclosure Statement	15
Margin Account Agreement	15
Disclosure to Clients in Compliance With FINRA Rule 4370 Regarding Continuity
and Contingency Plans and Emergency Contact Information for J.P. Morgan	17
Risks Of Certain Investments	17

Appendix: Asset Account and Deposit Account — Funds Availability Policy Statement	22

Appendix: Other Banking Services Relating to Accounts	23

Appendix: General Rules and Regulations for Deposit Accounts	24

Appendix: Electronic Fund Transfers	28

GENERAL TERMS FOR ACCOUNTS AND SERVICES
“Account” refers to the account or accounts subject to these General Terms and an additional account agreement. “Accountholder” means the person or entity (also called “I” or “me”) who owns the Account. “You” means JPMCB or, in the case of a product or service furnished by, or Account with, or Obligations owed to another Morgan Affiliate, that Morgan Affiliate. Other definitions of capitalized terms used in these General Terms are found in the Definitions Section.
1. Types of Accounts
The titles under which accounts are opened, the selection of the type of account or opening an account for a minor under various states’ Uniform Transfers or Gifts to Minors Acts (UTMA/UGMA) have important consequences for taxes, control of assets, and wealth and estate planning. Clients should discuss how to structure financial accounts with their own legal or tax adviser. Material provided by J.P. Morgan is not intended to provide, and should not be relied on for, accounting, legal, estate planning or tax advice nor does it provide investment advice unless specifically contracted for.
Individual Accounts
Where only one individual appears on the Application or a signature card as the owner of such account, the Account will be treated as a solely owned account. In the event of the Accountholder’s death or adjudication of incompetence, you have the right to honor checks or other items drawn against the Account until ten days after you receive actual written notice of death or incompetence, and upon such notice, you may restrict access to the Account until my executor, administrator or other representative of my estate provides the appropriate documentation to you, including a death certificate. To the extent and under the circumstances permitted by the laws of the state governing my Account, upon receipt of actual written notice and proof of my death, the balance in my Account will be paid to the person or entity I designate to “pay on death” (“POD”) or whom I designate as a POD payee or beneficiary on my Account’s signature card, Application, or other form provided by you.
Joint Accounts
Unless the signature card or Application provides otherwise, where two or more individuals are designated or appear on a signature card or Application as owners of such Account, then as between them, they will be treated as joint tenants with rights of survivorship. For any joint account where a joint owner has died, you need not release funds in the Account until all legal documents are delivered to you. I will notify you of the death of any joint owner and reimburse you for any tax you may be required to pay by reason of your payment or release of funds in the Account. Certain states also permit married residents to own property as community property or as tenants by the entirety. These forms of ownership have different attributes than ownership as joint tenants with right of survivorship. I must consult my own legal advisor about which type of account is best for me.
Any joint owner may close the Account. You may, at your sole discretion, act upon the instructions of any joint owner, including an instruction to withdraw funds or add a signatory to the Account, without the consent of the other joint owner. However, you are under no obligation to follow such instruction, and may refuse to do so without liability. You also may pay all or any part of the funds in the Account to any of the joint owners upon request of that joint owner or to a court or governmental agency upon receipt of a garnishment order, tax levy or similar legal process identifying any one of the joint owners.
Any Accountholder may grant a security interest in a joint account without the consent of the other owners. All joint owners will be jointly and severally liable for all Obligations, whether or not that particular owner incurred the Obligation or received benefit from a transaction which resulted, directly or indirectly, in such Obligation.
Each joint owner appoints each of the others as such joint owner’s agent and attorney in fact with power to endorse and deposit Items payable to such joint owner in the joint account. If a joint account is established without the signature of the other joint owner, we will hold you harmless for your reliance upon the designation of the other as a joint owner.
If I hold an investment through my Account which is entered into under a separate agreement, for example, an investment in a hedge fund, the agreements governing such investment may impose terms and conditions on investors that are at variance with the characteristics of the type of joint account I have selected. I agree that the terms and conditions in such investment’s governing documents supersede and prevail over this Agreement. However, this Agreement governs any proceeds distributed to the Account as a result of such investment, including, without limitation, liquidation proceeds.
Accounts for Minors
The custodian of an Account opened for a minor under the Uniform Transfers or Gifts to Minors Act controls the Account, but the designated minor is the owner of the funds in the Account. When the minor reaches the age mandated by law, full control of the Account must be turned over to the minor by the custodian. The Social Security number of the minor is to be used for income tax reporting. The gift to the minor is irrevocable.
Deposit Account (“Totten”) Trusts
If a deposit account is established as “in trust for” (“ITF”) or as trustee for a third person without formal trust documents, the Account will be treated as a Totten Trust account or as otherwise required by the laws of the state where the deposit is located.
Transfer on Death Accounts
Securities in an Account designated as “Transfer on Death” (“TOD”) will be held for the benefit of the beneficiaries I designate on the Application. Upon the death of the last surviving Accountholder, ownership of the Securities passes to those beneficiaries, not the deceased Accountholder’s estate. If there are two or more beneficiaries, they will hold as tenants in common. If no beneficiary survives the death of all Account owners, the Securities will be part of the last surviving owner’s estate. TOD Accounts may not be available in all States and are available only for Accounts eligible to hold Securities.
2. My Representations and Warranties
All information provided in the Application or otherwise given to you from time to time is accurate, true and complete.
For individual and joint accounts, the identified Accountholders are the beneficial owners. For entity accounts, beneficial ownership is as I have told you. I will notify you immediately if the beneficial ownership of any Account changes.
If I am a natural person, I represent and warrant that I am of the age of majority according to the law of my place of residence and of the place of my Accounts.
If I establish the Account when acting in a fiduciary capacity, (i) all beneficial interests in the estate, trust or Account for which I am a fiduciary are owned by individuals or by non-profit organizations; and (ii) I am legally empowered to enter into and perform this Agreement in such capacity.

If the Account is to be maintained in the name of a sole proprietorship, (i) I am the sole owner of the sole proprietorship; (ii) the sole proprietorship is doing business under the name and style of, and at the location, given in the Application; (iii) I will be personally responsible for any debts, deficiencies or overdrafts in the sole proprietorship Account; and (iv) checks drawn on the sole proprietorship’s Account may be debited against any Account I hold, in my individual name or jointly, with you.
For Accounts opened other than by a natural person, the Accountholder (i) has the power to enter into and perform under the Agreement, all necessary actions have been taken and approvals received in accordance with its organizational documents and applicable law and regulation, and it is duly organized and in good standing in the jurisdiction in which it is organized. The persons signing the Application have the authority to bind the Accountholder to the Agreement.
You may rely on these representations and warranties, which are made as of the date of the Agreement and which will continue until the Agreement is terminated.
3. Authorized Instructions
Authorized Persons on my Account are those indicated on my Application, any resolution, or other separate written authorization related to the Account that I deliver to you. I agree to be bound by all instructions that you believe are authorized and to have been given by an Authorized Person, regardless of how those instructions have been transmitted, and no Morgan Affiliate will be liable for any loss, cost, or expense for acting on such instructions. Until I or another Authorized Person has revoked the authority of an Authorized Person in writing, Authorized Persons shall continue to be Authorized Persons. I authorize you to accept instructions by telephone, facsimile transmission, in writing or any other method that we may agree to use but understand that you are not required to accept instructions by any such media.
I agree to be bound by any facsimile or other electronically transmitted signature that you in good faith believe to have been transmitted by me and that such signature will evidence my agreement or consent and will be legally binding, enforceable and the legal equivalent of my handwritten signature.
4. Monitoring Conversations; Electronic Communications
I agree that so long as my Account is open, you may monitor or record conversations and telephone calls (should you elect, in your discretion, to do so) that I have with your employees or agents for the purpose of verifying transactions, quality control, or for other business reasons. I waive any notice other than this provision that our communications shall or may be recorded at any time.
Confidentiality and integrity of messages via email, facsimile, or other electronic media cannot be assured, and electronic media may not always transmit correctly, so I will not assume you have received a message via such media if you do not respond within a reasonable time. I understand that messages left on a voice-mail system may not be collected immediately for various reasons and, again, I will not assume you have received a message if you do not respond within a reasonable time. I understand that you do not accept securities, money transfer, or other instructions sent by electronic media, and will not be responsible for them. If you agree to accept instructions I send by such media, I accept that I do so at my risk, in accordance with this paragraph and Section 3 above. You may record and monitor communications via electronic media similarly to telephone conversations, as explained above.
5. Statements and Confirmations; Balancing and Holding Information
You will provide me with periodic statements detailing the activity that occurs in my Accounts. JPMSI will confirm Brokerage Account transactions when required by applicable law and regulation. I will not receive confirmations relating to my Investment Management Account activity or accounts opened for me with Third Party Managers. All statements and advices will be sent to me by mail at the address last recorded by you unless we make other arrangements. This address must be one where I or someone I have authorized to receive communications on my behalf actually receives communications. I will notify you in writing of any address change. For deposit accounts, if there have been no deposits or withdrawals made to my account within a 30-month period (12 months in Texas), annual statements will be sent unless specifically indicated in the personal or business account disclosures. I may be unable to access my Account other than by an in-person withdrawal if my account has no deposits or withdrawals within a 24-month period (10 months in Texas).
I agree that I must review statements and confirmations promptly and notify you immediately of any errors, omissions, improper payments, or transfers. Unless otherwise provided by applicable law or regulation or specifically provided elsewhere in the General Terms or any Account Agreement, I agree that I cannot make a claim against you based on any error, omission, improper payment or transfer disclosed by a confirmation or statement if I fail to notify you of it within three (3) Business Days after its delivery in the case of a confirmation, and within thirty (30) Business Days after its delivery in the case of a statement. My responsibilities with respect to periodic statements covering Deposit Accounts are identified in “Appendix: General Rules and Regulations for Deposit Accounts,” Section A.14.
Asset values on periodic statements come from your proprietary pricing models or external pricing services that you select and may rest on estimates and assumptions you make about relevant future market conditions and other matters, all of which are subject to change without notice. Such changes may have a material impact on valuations, and valuations based on other models or different assumptions may yield materially different results. Statement valuations may not represent the actual or indicative terms for new transactions or for liquidation of existing transactions, and may vary from valuations used by you for other purposes. Accordingly, I will not use my statements as the sole basis for valuing my assets, and I will seek advice from my accountant or attorney about using statements to prepare tax returns, financial statements, regulatory reports, or for other purposes. I agree that you and Morgan Affiliates shall not be liable for losses, costs, expenses or damages (incidental, special, consequential, compensatory, punitive, or otherwise) arising out of any use or reliance on any valuation of any asset set forth in a periodic statement or other document.
Balances and Account holdings change on a frequent basis. Information about the amount of my balance or holdings will be as of a given time, and there is no assurance that the same balance or holdings will be in my Account at the time the checks that I write are presented for payment. I hereby waive any claims against you based on balance and holdings information provided to me orally, electronically or in writing or to a third party on my behalf.
6. Security Interest; Right to Debit and Setoff
In order to secure payment when due of any and all Obligations under this Agreement to you or any Morgan Affiliate I pledge and grant to you and each of them a continuing security interest in the Collateral. This security interest shall apply to any Collateral (and proceeds thereof) now or at any time in the future held in or credited to any Account or other accounts maintained for me. I acknowledge and agree that where you or any other Morgan Affiliate holds Collateral or is a securities intermediary in respect of any

Collateral, you each hold the Collateral for yourself and also as agent for all other Morgan Affiliates who are secured parties hereunder pursuant to the Intercompany J.P. Morgan Securities Account Control Agreement among various Morgan Affiliates as amended or restated from time to time. At any time that I have not met any Obligation under this Agreement you may liquidate, sell or transfer all or any portion of the Collateral to satisfy that Obligation in whatever priority you choose in your sole discretion; exercise all rights and remedies you have under applicable law with respect to the Collateral; or, exercise any other rights or remedies you have under other agreements or applicable law.
If I have a line of credit connected to an Asset Account, this security interest is in addition to any security interest that I have granted in connection with that line of credit.
In addition, you may, without prior notice or demand, apply or setoff the funds in my Account at any time to pay off any Obligation, whether direct or indirect, I have to a Morgan Affiliate that provides products or services under this Agreement. If the Account is a joint account, the funds in the joint account may be used to pay the Obligations of a single Accountholder. A hold against the Account (to the extent of your right of offset) may be imposed rather than an immediate debit of the funds. Any of my assets or my Obligations may be transferred within and among Morgan Affiliates in order to effect the rights in this Section 6. I acknowledge that my Account is a general account and not a special purpose account.
7. Fees
I agree to pay all fees, charges and commissions associated with this Agreement and the Accounts and services you provide to me. You are authorized to charge my Accounts directly for payment for all applicable fees contained in the fee schedules in effect from time to time, which are available upon request.
8. Error Corrections
You have the right to correct all errors that arise in my Accounts without prior notice to me, including debiting my Accounts for any sums or positions incorrectly existing therein and correcting errors with respect to Account holdings or balances. You may also reverse any provisional credits or recredits. You may take these actions even if they result in a debit balance or overdraft.
9. Credit Reports
You may request credit reports on me in connection with my Application for an Account or in the future in connection with an update, renewal or extension of an Account. Upon my request, you will inform me whether you have obtained any such reports and, if you have, you will inform me of the name and address of the reporting agency that furnished the reports to you. Any credit reports that you receive will be deemed to have been obtained by each Morgan Affiliate for its own benefit.
10. Limitations on Responsibilities and Liabilities; Indemnification
You shall be responsible for the performance of only those duties that are set forth in this Agreement.
Except as otherwise provided by law, your sole liability and that of Morgan Affiliates to me, my heirs, legal representatives, assigns or any other party for any wrongful act or failure to act in connection with any of the products or services provided to me shall be any direct damages I incur because of your gross negligence or willful misconduct. Direct damages will be limited to the amount of any funds or the fair market value of any property lost because of such gross negligence or willful misconduct, together with compensatory interest and a credit for your fees with respect to any relevant transaction. Under no circumstance shall you be liable to me or any other person for any services provided by third parties (e.g., clearing agencies, central depositories, communications carriers) or for any indirect, incidental, special, or consequential damages, regardless of the form of action and even if you have been advised of the possibility of such damages. You disclaim any and all warranties, whether express or implied, including but not limited to all warranties of merchantability or fitness for a particular purpose.
You will not be responsible for losses caused directly or indirectly by events or conditions beyond your control, such as war, acts of terrorism, natural disasters, government restrictions, strikes, a failure of public utility, communication, computer, equipment or other systems, a failure or delay in receiving electronic data or any law, legal or regulatory requirements, exchange or market rulings, or suspension of trading.
I will indemnify and hold all Morgan Affiliates providing products or services under the Agreement harmless from any claim, loss, liability, or expense, including, without limitation, collection costs, reproduction and search costs and the reasonable fees and disbursements of counsel and other advisers incurred by them (i) in rendering services hereunder; (ii) if I breach the Agreement; (iii) if a third party brings a claim, suit or proceeding against a Morgan Affiliate because it provided products and services to me, or (iv) resulting from a subpoena, administrative order, court order, levy, garnishment, attachment or other legal process affecting the Account. I will not be required to indemnify any Morgan Affiliate if the claim, loss, or liability results from its gross negligence or willful misconduct.
11. Taxes
I will be responsible for the payment of all taxes relating to my Accounts. I will reimburse you and all Morgan Affiliates on demand for any transfer taxes, documentary taxes, assessments or charges that are imposed at any time on or in connection with this Agreement and shall indemnify you and them against liability for any such tax (including any interest and penalties). You are authorized to deduct from any cash receivable credited to my Accounts any taxes or levies required to be deducted by any revenue or governmental authority for whatever reason with respect to my Accounts.
12. Abandoned or Inactive Accounts
Unless I make a transaction in my Account from time to time or notify you in writing that I know my Account still exists, state law may require you to send the Property in the Account to the applicable state as abandoned property. The applicable state is generally the state of my last known address as shown on your books and records, or the state of the JPMCB address where my Account is maintained if my address is outside the United States. After the turnover, the funds must be reclaimed from the applicable state. My Account may be charged for certain expenses incurred in remitting funds to any state. These charges are not refundable.
13. Retention of Assets; Disputes over Account Assets
You may refuse to pay out any money or transfer or distribute Securities or other Property from my Accounts (i) in the event of my death or the death of any co-Accountholder, until you are fully satisfied, in your sole judgment, that you will have no resulting liability or potential liability for any estate tax, gift tax or other tax, or (ii) upon receipt of oral or written notice of a claim regarding the Account, until you have a court order or the written consent of all required parties. You also may place a hold on the Account or you may file an action in interpleader. I agree to reimburse you for any expenses, including reasonable attorneys’ fees that you incur because of any dispute, including any incurred without litigation. You are not required to determine whether a dispute has merit in order to take one of the actions permitted by this section.
14. Termination
Either of us may terminate this Agreement or some or all of the products, features and services provided at any time upon notice to the other. However, any security interest in

Collateral, or any other setoff rights against my Accounts or Property will not terminate until I have satisfied indefeasibly and in full all my Obligations, whether arising before or after termination. Termination of one or more of the services and features of an Account may result in the cancellation of some or all of the features or privileges described in this Agreement. I understand that I remain responsible for all charges, debit Items, or other transactions initiated or authorized by me or Authorized Persons, whether arising before or after termination.
15. Compliance with Laws
I certify that I have observed and will continue to observe all laws and regulations that apply to my activities and relationship with you or any Morgan Affiliate.
16. Rules and Regulations
My transactions will be effected in accordance with your internal rules and policies, the applicable rules, regulations, customs, and usages of any exchange, market, clearinghouse, or self-regulatory organization, and all applicable federal and state laws, rules, regulations, and treaties.
17. Governing Law; Jurisdiction
Except as otherwise provided, or insofar as preempted by federal law, this Agreement shall be governed by the law of the State of New York without giving effect to its choice of law or conflict of laws provisions (other than section 5- 1401 of the New York General Obligations Law).
Deposit accounts shall be governed by the law of the place where each deposit account is located.
Under federal law, deposits that I maintain in any JPMCB branch located outside of the U.S. are not insured by the Federal Deposit Insurance Corporation (“FDIC”); are subject to cross-border risks; and enjoy a lesser preference, as compared to deposits held in the U.S., in the event JPMCB should be liquidated, become insolvent or be placed into receivership or be subject to other proceedings for the benefit of creditors.
This Agreement varies applicable law or regulation to the maximum extent permitted under any such law or regulation. Any provision of applicable law or regulation that cannot be varied by agreement or notice shall supersede any conflicting term of this Agreement. If any provision of this Agreement is held to be illegal or unenforceable, the validity of the remaining portions of this Agreement shall not be affected.
I submit to the exclusive jurisdiction of any federal or state court located in the county where the office holding my Account is situated for all legal proceedings arising out of this Agreement. I irrevocably waive any objection of inconvenient forum that I may now or later have.
18. Waiver of Jury Trial
To the extent permitted by law, you and I knowingly, voluntarily and irrevocably waive all right to trial by jury in any action, proceeding or counterclaim, of whatever type or nature, including but not limited to actions in contract or tort, arising out of this Agreement or the relationship established by this Agreement.
I acknowledge that this jury waiver is a material inducement to you to enter into this agreement and acknowledge that no representative of yours has represented (expressly or otherwise) that you might not enforce this jury waiver in the event of litigation.
19. Use and Exchange of Nonpublic Personal Information
The J.P. Morgan Privacy Policy governs the use and exchange of nonpublic personal information about me, including by Morgan Affiliates.
20. Successors and Assigns; Subcontracting
This Agreement shall be binding upon and inure to the benefit of each of us and our successors, assigns, heirs, and representatives. I will not assign any of my rights or obligations under this Agreement without your prior written consent. Except where prohibited by applicable law or regulation, each Morgan Affiliate providing accounts and services under this Agreement may assign its rights and obligations under this Agreement, or grant participations in its rights, such as its rights as a creditor, to any other party without notice to me or my consent. I agree that each Morgan Affiliate may arrange for another Morgan Affiliate or other entity to perform on its behalf any act required to be performed by such Morgan Affiliate under this Agreement.
21. Entire Agreement, Amendment, Waiver, and Construction
This Agreement contains the entire agreement between me, you and all Morgan Affiliates for the Accounts and services described and supersedes any prior oral or written agreements relating to the Accounts opened and services contracted for. No prior conduct, past practice, or oral statement by your officers or employees will modify my or your obligations under the Agreement. If there are any conflicts between the General Terms and any product Agreement contained in this document, the product Agreement shall prevail. This Agreement and your fees and charges may be amended, and you may modify any aspect of an Account, at any time following notice sent to me by ordinary mail. You do not waive any right under this Agreement or under applicable law because you delay in exercising that right. If you exercise any single or partial right, you may exercise or further exercise that right or any other right or remedy at a later time. Your rights are cumulative under this Agreement and do not exclude any rights or remedies provided by law. No ambiguity in any provision of this Agreement shall be construed against you by reason of the fact that you or your legal counsel drafted such provision.
22. Definitions
“AC Fund” means a mutual fund which American Century Investment Management Inc. (“ACI”) advises or to which it provides other services for which it is separately compensated. JPMorgan Chase & Co. has an equity interest in ACI.
“Agreement” means these General Terms, the applicable Agreements for Accounts and Services for the products and services I select, all relevant appendices, the Application, any supplemental forms I am asked to complete, and rate and fee schedules, all as the same may be amended or supplemented from time to time.
“Application” means the application I have signed with respect to the Accounts and this Agreement, any supplemental or additional applications (including those amending or replacing a prior application) for products and services offered by J.P. Morgan. My Application includes any agreements or applications I signed or submitted to a predecessor of a Morgan Affiliate, and further means any information I have given in writing to you or a predecessor of a Morgan Affiliate related to these products and services.
“Authorized Persons” means me and those persons who have been authorized by me to act on my behalf in connection with an Account.
“Business Day” unless otherwise specified in the Agreement means a day on which a relevant Morgan Affiliate is generally open for the conduct of substantially all of its business functions. For any Morgan Affiliate that is an insured depository institution, a Business Day is any day other than Saturday, Sunday, or a legal holiday where the Morgan Affiliate is located.

“Collateral” means all of my rights, title, and interest in and to any Deposit Accounts, or in and to any Property maintained in any other Account identified as Collateral on any Application or otherwise, and any proceeds thereof and substitutions and additions thereto.
“Item” means any check, substitute check, draft, note or other instrument for the payment of money.
“JPMCB” means JPMorgan Chase Bank, N.A.
“J.P. Morgan” means the marketing name used for the private banking business conducted by JPMorgan Chase & Co. and its subsidiaries worldwide.
“JPMSI” means J.P. Morgan Securities Inc.
“JPM Fund” means a mutual fund or other collective investment fund which a Morgan Affiliate advises or to which it provides other services for which it is separately compensated.
“Line of Credit” means the line of credit you may provide to me as part of the Asset Account.
“Morgan” or “Morgan Affiliate” means JPMorgan Chase & Co. or any entity controlled by, controlling, or under common control with JPMorgan Chase & Co. For the purpose of this definition, “control” means ownership of more than 50% of the voting securities of an entity or the ability to elect a majority of the board of directors or other governing body of such entity.
“Obligations” means all obligations of payment or performance, whether joint or several, contingent or otherwise, that I have to a Morgan Affiliate arising under the Agreement or any other agreement relating to products or services offered by or through J.P. Morgan, including but not limited to agreements for borrowed money, guarantees, letters of credit, floors, collars, swaps, options, foreign exchange transactions (or any similar transaction or combination of these types of transactions), overdrafts and shortfalls of any kind, no matter how arising, as well as obligations to pay fees, to provide information, to make accurate representations and to provide security.
“Property” means, but is not limited to, Securities and securities entitlements of all kinds, money, deposits, bankers’ acceptances, commercial paper, contract rights of all kinds, accounts, goods, documents, general intangibles, chattel paper, commodities and commodity interests and the distributions, proceeds, products and accessions of and to the above.
“Security” or “Securities” means any share (including a mutual fund share or unit of a unit investment trust), stock, bond, debenture, note, certificate of indebtedness, warrant, option, interest, or other security (whether represented by a certificate or by a book entry on the records of the issuer or other entity responsible for recording such book entries), and any security entitlement in respect of any of the foregoing.
DEPOSIT ACCOUNTS AND SERVICES OFFERED BY JPMORGAN CHASE BANK, N.A.1
The Money Market Deposit Account Agreement, the Checking Account Agreement, and the Certificate of Deposit Agreement, with amendments from time to time, will apply to any such future account opened or product or service obtained from J.P. Morgan if you and I have agreed, orally, electronically or otherwise, upon such account, product or service. Each Agreement is subject to the General Terms for Accounts and Services, Appendix: Other Banking Services Relating to the Accounts, Appendix: General Rules and Regulations for Deposit Accounts, and Appendix: Electronic Fund Transfers contained herein (collectively, the “General Terms”). Capitalized terms not defined in each Agreement have the meanings given to them in the General Terms.
MONEY MARKET DEPOSIT ACCOUNT (“MMDA”) AGREEMENT
A Money Market Deposit Account is a deposit account at JPMorgan Chase Bank, N.A., which is an insured depository institution. I understand and agree that upon notice to me, you may transfer my MMDA to another branch office without my consent. The MMDA holds only U.S. dollar deposits.
1. Interest Rate and Annual Percentage Yield
My interest rate is the rate of interest paid without regard to compounding, shown as an annual figure. If you have not disclosed an interest rate, but instead have disclosed an annual percentage yield, the interest rate is the rate that will produce the disclosed annual percentage yield. The annual percentage yield means a percentage rate my money will earn if it remains on deposit for a full year with compounding and no change in the interest rate and all interest is left in the account. Interest rates are determined at your discretion and you may change them at any time without notifying me. The annual percentage yield in effect when I open my Account is effective only until the next interest rate change.
Depending on the type of account, interest may be compounded daily or monthly, computed on a 360- or 365- day basis according to the daily balance method. This method applies a daily periodic rate to the principal and accrued (but not yet credited) interest in the Account each day.
The interest rate and annual percentage yield applicable to my Account on the date my Account is opened will be set forth on a separate “rate sheet” or other interest rate disclosure provided to me when my Account is opened. That interest rate disclosure is considered part of this Agreement.
Deposits begin to earn interest when you receive credit for the deposit, which depends on where the Item originated and/or how the deposit was made. Cash, wire and electronic transfer deposits and Items drawn on you will earn interest as of the day of deposit. Other Items generally will begin to earn interest one to two days from the day of deposit. Interest will be paid by crediting my Account at the end of each monthly statement cycle. If I close my account before interest is credited, I will receive the accrued interest.
Generally, deposits made on a Business Day before 2:00 p.m. at a branch or before 12 noon at an ATM will have that day as the day of deposit. Local ATMs will provide the exact cut-off time. For deposits made after that time or on a day that is not a Business Day, the day of deposit will be the next Business Day.
From time to time, you may establish, change or eliminate different balance levels and apply different rates of interest to different balance levels or establish a balance above or below which interest shall not be paid. If a claim is made against my Account restricting or prohibiting the withdrawal of funds, you may convert the Account to a non-interest bearing account.
2. Limitations on Withdrawls and Transfers
Certain types of transfers from MMDA accounts are limited by federal regulation to no more than six (6) per statement period (approximately one month). Examples of restricted transfers or withdrawals include checks, telephone or online withdrawals or transfers, pre-authorized third party payments, pre-authorized transfers to another account, and Purchase Transactions, as defined in Section A.3 of the Appendix:

[1]	Deposit products and services offered by JPMorgan Chase Bank, N.A. Member FDIC.

Electronic Fund Transfers. Once I reach my limit, you may refuse to process any additional restricted transfer or withdrawal. You also may treat as restricted transactions debits for the purchase of your official checks. If these limits are exceeded three times in a six month period, you will be obliged to restrict or close my MMDA or convert it to a checking account that offers unlimited check writing and transfers, and I may pay a fee for each transfer you process in excess of either of the limits described above in accordance with the current fee schedule. There is no limit on the number of withdrawals or transfers I may make in person, by mail, at an ATM, or by messenger.
Federal regulations require you to reserve the right to require seven days’ advance written notice before permitting a withdrawal from my MMDA, although you do not presently exercise this right.
CHECKING ACCOUNT AGREEMENT
I understand and agree that upon notice to me, you may transfer my Checking Account to another branch office without my consent.
1. Minimum Balance Required to Avoid Additional Fees; Earnings Credit on Business Accounts
The Checking Account holds only U.S. dollar deposits. If my account is a personal account, you can impose a minimum average daily balance that I must maintain during each month to avoid the imposition of a monthly account maintenance fee.
Business accounts are accounts held by or on behalf of an entity (a person other than a natural person) or held by an individual in a professional or business capacity. Each month the non-interest bearing funds in a business Account will earn a credit that is based on the rate paid on three-month U.S. Treasury bills from time to time. Each month’s credit is calculated by taking the average daily non-interest bearing balance of my Account during the month and multiplying the result by 90% of the applicable Treasury bill rate and by the number of days in the current month divided by 365. The average daily non-interest bearing balance is the sum of each day’s ending balance from the last day of the prior month through the second-to-last day of the current month divided by the number of days in the month. The average daily balance is calculated the same way but using only balances in the Account that are above zero and available for withdrawal.
Each month’s credit will be used to offset maintenance and certain transaction fees incurred in that month for account maintenance and services. The credit may be applied only against current fees and will never be credited to my Account. Fees in excess of a credit will be charged to my Account, or to the Account designated as my primary business checking account if I have more than one. No credit is earned on funds in personal non-interest bearing accounts unless they are linked to a business relationship.
2. Interest on My Account
If my Account pays interest, the interest rate is the rate of interest paid without regard to compounding, shown as an annual figure. If you have not disclosed an interest rate, but instead have disclosed an annual percentage yield, the interest rate is the rate that will produce the disclosed annual percentage yield. The annual percentage yield means a percentage rate my money will earn if it remains on deposit for a full year with compounding and no change in the interest rate and all interest is left in the account. Interest rates are determined at your discretion and you may change them at any time without notifying me. The annual percentage yield in effect when I open my Account is effective only until the next interest rate change.
Interest is compounded daily and computed on a 365-day basis according to the daily balance method. This method applies a daily periodic rate to the principal and accrued (but not yet credited) interest in the Account each day.
Deposits begin to earn interest when you receive credit for the deposit, which depends on where the Item originated and/or how the deposit is made. Cash, wire and electronic transfer deposits and Items drawn on you will earn interest as of the day of deposit. Other Items generally will begin to earn interest one to two days from the day of deposit. Interest will be paid by crediting my Account at the end of each monthly statement cycle. If I close my Account before interest is credited, I will receive the accrued interest.
Generally, deposits made on a Business Day before 2:00 p.m. at a branch or before 12 noon at an ATM will have that day as the day of deposit. Local ATMs will provide the exact cut-off time. For deposits made after that time, or on a day that is not a Business Day, the day of deposit will be the next Business Day.
From time to time, you may establish, change or eliminate different balance levels and apply different rates of interest to different balance levels or establish a balance above or below which interest shall not be paid. In the event that a claim restricting or prohibiting withdrawals from my Account is asserted against the funds on deposit, you may, in your discretion, place such funds in a non-interest bearing account.
3. Limitations on Withdrawls and Transfers
If my Checking Account is interest bearing, federal regulations require you to reserve the right to require seven days’ advance written notice before permitting a withdrawal from my Account, although you do not presently exercise this right.
4. Checking Account Sub-Accounts
In order to accommodate your internal accounting and regulatory reporting, a money market sub-account is established and is a part of my Checking Account. This does not affect my account number, balance requirements, monthly statement or my use of the Account. The sub-account does not affect the way I earn interest or my transactional (check writing or otherwise) capabilities.
There will be two portions or “sub-accounts” within my Checking Account. One is a checking sub-account to match my primary account with no transaction limitations, and the other is a money market sub-account. (The sub-account for a non-interest bearing Checking Account is a non-interest bearing money market account.) At the beginning of each statement period, you will automatically allocate a portion of my Checking Account to each sub-account. All checks, withdrawals and other charges will be made against the checking or checking with interest sub-account. As funds are needed, you will, without charge, automatically transfer funds from the money market sub-account to the checking or checking with interest sub-account. This can occur up to six times per statement period. Upon the sixth transfer, the entire balance in the money market sub-account will be transferred to the checking or checking with interest subaccount. This process will repeat at the beginning of each statement period. You will be responsible for monitoring these transactions. My monthly statement will reflect one combined balance and, for an interest bearing Checking Account, one annual percentage yield earned and one amount of interest paid for the entire Checking Account. The statement will not reflect the previously described internal transfers between the two sub-accounts.
CERTIFICATE OF DEPOSIT AGREEMENT
I understand and agree that upon notice to me, you may transfer my Certificate of Deposit to another branch office without my consent. To the extent there are any conflicts between the General Terms and this Agreement, this Agreement shall prevail.

CD Features
The duration, rate of interest, annual percentage yield, and time and method for payment of interest on a Certificate of Deposit (“CD”) will be established when the Account is opened.
Renewal
CDs will be renewed automatically for the same (or similar) term at the interest rate in effect on the maturity date. You have the right not to renew any CD or to renew it on different terms.
Grace Period
During the CD grace period, I can elect not to renew the CD and withdraw funds from the CD without penalty. I can also make one additional deposit to the CD during the grace period. A grace period of ten (10) calendar days applies to a CD with a term of 14 days or greater. A grace period of five (5) calendar days applies to a CD with a term of 7 through 13 days.
Interest After Maturity
If I do not renew a CD, no interest will be earned on or after the maturity date.
Early Withdrawal Penalty
I have contracted to keep the deposit amount on deposit for the entire term. You are not required to permit me to withdraw any part of my deposit early, but you may do so. If you do permit me to withdraw my deposit early, you will assess an early withdrawal penalty in the following amounts, regardless of the length of time the funds withdrawn have remained on deposit. For CDs with a term of less than 12 months, the penalty is one percent (1%) of the amount withdrawn plus $25. For CDs with a term of 12 months or longer, the penalty is three percent (3%) of the amount withdrawn plus $25.
If there is insufficient accrued interest to pay a required penalty, forfeiture of some principal will be necessary. There will be no penalty for early withdrawal if I die or am determined to be legally incapacitated by a court of competent jurisdiction.
ACCOUNTS AND SERVICES RELATING TO ASSETS HELD BY JPMORGAN CHASE BANK, N.A. AND AFFILIATED BANKS
ASSET ALLOCATION ADVISORY SERVICES
Upon my request, JPMCB or an affiliated bank (a “Bank”) will advise me about the allocation and management of my investments and cash under management or held by JPMCB or Morgan Affiliates. The Bank also may, in consultation with me, present to me investment ideas and strategies for assets held or managed by other financial institutions to the extent I disclose such assets in writing to the Bank.
The Bank may advise and assist me in the preparation of an investment plan based upon information provided by me. Such investment plan documents the Bank’s understanding of, among other things, my current wealth picture, investment goals, risk profile and strategic asset allocation with J.P. Morgan, including discretionary assets managed or held by the Bank in an Investment Management Account and self-directed assets traded through JPMSI in a Brokerage Account. The Bank will exercise discretion and execute investment ideas in my Investment Management Account based upon written guidelines the Bank and I agree to if consistent with applicable fiduciary standards. JPMSI will execute trades in Brokerage Accounts and will sell me alternative investments (hedge funds, private equity funds, funds of such funds, structured products, and the like) based upon my prior express direction and if applicable suitability standards, documentation requirements, and other relevant considerations have been fully satisfied.
I will review my investment plan from time to time and notify the Bank if I believe any information contained therein is incorrect or does not reflect my investment goals, risk profile, desired asset allocation and/or other considerations addressed therein. Rebalancing decisions and directing the movement of assets between my Accounts are my sole responsibility and neither the Bank nor JPMSI will do so except pursuant to my express direction.
From time to time the Bank may recommend changes in my investment plan. No changes in such plan shall be effective unless agreed to in writing by me. Until notified in writing by me, the Bank is entitled to rely upon the most recent investment plan that I have adopted.
Asset allocation services are subject to the General Terms for Accounts and Services and Appendices contained herein (the “General Terms”). Capitalized terms not otherwise defined in this Agreement have the meanings given to them in the General Terms. To the extent there are any conflicts between the General Terms and this Agreement, this Agreement shall prevail.
ASSET ACCOUNT AGREEMENT
The Asset Account is a group of accounts and financial services that can be linked together. Account activity and holdings will be reported on an integrated and comprehensive statement.

The following accounts and services may be linked:
•	An automatic sweep of deposits and uninvested cash balances into a deposit account at a Morgan Affiliate that is an insured depositary institution or a JPM Fund that is a money market mutual fund;

•	A Custody Account which will hold my Securities and other Property;

•	Direct purchase of JPM Funds and AC Funds;

•	Banking services:
1.	check writing capability

2.	an ATM or debit card (“Banking Card”) issued by a Morgan Affiliate which I may use to withdraw funds from my Account or to make purchases at participating merchants

3.	electronic banking and funds transfers services, including information about the Asset Account
•	A discretionary line of credit; and

•	An optional brokerage account with JPMSI
Each of these is described in more detail below.
1. Automatic Sweep of Deposits and Uninvested Cash Deposit Sweep
Uninvested cash balances and new cash deposits will be transferred automatically to a deposit sweep (a “Deposit Sweep”) on a daily basis. Deposits will be held on my behalf by my custodian with Chase Bank USA, N.A. or JPMorgan Chase Bank, N.A., wholly owned subsidiaries of JPMorgan Chase & Co. The Deposit Sweep rate is established on the basis of various market factors including short term rates, federal funds rates, LIBOR and competitors’ rates. At any time and at your discretion, how the rate is determined on the Deposit Sweep may change. This rate may be tiered based on the balances in my Accounts.
Interest will be compounded, calculated monthly using the average daily balance method, and credited to my Account on the first day of the month. The average-daily-balance method applies the average daily periodic rate to the average daily balance in the account for the period. The average daily balance is calculated by adding the principal in the account for each day of the period and dividing that figure by the number of days in the period. Interest will begin to accrue on the first business day that funds are swept into the Account.

The interest rate and annual percentage yield (APY) applicable to my Deposit Sweep on the date my Asset Account is opened will be set forth on a “rate sheet” or other interest rate disclosure provided to me when my Asset Account is opened. The interest rate disclosure is considered part of this agreement.
The Deposit Sweep is insured by the Federal Deposit Insurance Corporation (“FDIC”). From October 3, 2008 through December 31, 2013, the $250,000 limit on FDIC insurance generally represents the aggregate coverage available to an individual for all deposit accounts held in a custodial capacity on the individual’s behalf at any particular insured financial institution. If the combined balances of my Deposit Sweep and any other single ownership categories that I have with the same bank exceeds $250,000, my total FDIC coverage for all single ownership categories with the same bank will be limited to $250,000, but if I have funds in a different insured depository Morgan Affiliate, those funds will be covered separately. Funds in a Deposit Sweep in excess of $250,000 will be uninsured. After December 31, 2013, the deposit insurance coverage limit will revert back to the $100,000 per depositor, per insured financial institution.
I understand that you may receive certain benefits from having client cash balances sweep into deposit accounts. For example, Chase Bank USA, N.A. and JPMorgan Chase Bank, N.A. will obtain additional liquidity from clients’ deposits.
Money Market Sweep Fund
Instead of the Deposit Sweep, uninvested cash balances and new cash deposits can be swept to a dividend-paying money market mutual fund (the “Money Market Sweep Fund”) offered by a Morgan Affiliate so long as the selected Money Market Sweep Fund is available to accept funds for investment. Funds will be swept in accordance with the investment deadlines set by the selected Money Market Sweep Fund and will be insured by the FDIC, subject to the limitations on FDIC insurance described above, until swept.
You have no duty to supervise any Money Market Sweep Fund and have not provided me with any investment advice or recommendation nor are you responsible for any act or omission, or the solvency of, any Money Market Sweep Fund. The transfer agent or distributor of the Money Market Sweep Fund has the sole responsibility to provide information to me about it. In certain states, money market mutual funds are marketed through J.P. Morgan Securities Inc.
Money Market Sweep Funds are mutual funds. Mutual funds are securities. Securities are not bank deposits and are not FDIC insured nor are they obligations of or guaranteed by JPMorgan Chase Bank, N.A. or its affiliates or any federal or state government or government agency or government sponsored agency. Securities involve investment risks, including the possible loss of the principal amount invested.
Although the Money Market Sweep Fund seeks to maintain a stable net asset value of $1.00 per share, there can be no assurance that it will continue to do so. The prospectus for a Money Market Sweep Fund should be reviewed before a decision is made to invest.
I appoint you, or your designated Morgan Affiliate, as my attorney-in-fact with full power and authority to purchase or redeem shares of the Money Market Sweep Fund or otherwise to effect transactions with my Money Market Sweep Fund as instructed by me, or to discharge any Obligation I owe to you or a Morgan Affiliate, or as required by the prospectus of the applicable Money Market Sweep Fund, or otherwise in accordance with this Agreement.
You are not obligated to continue to provide money market sweep services during any time that the Sweep Fund I select is not available to accept collected balances for investment.
Withdrawals from My Sweep Account
You may refuse withdrawals from my Deposit Sweep or my Money Market Sweep Fund if funds are not available, or if the Account is pledged as collateral in respect of an outstanding Obligation or otherwise, or if you suspect legal violations, fraud, impropriety, or other irregularity, or if you are served with legal process affecting my Account.
If there are insufficient funds in my Deposit Sweep or my Money Market Sweep Fund you may, at your discretion, transfer funds to cover any debit from proceeds of a loan drawn on my Line of Credit, if I have a Line of Credit.
On any day, and subject to the limitations described in this Agreement, I can withdraw the total balance of (i) the available balance in my Deposit Sweep or Money Market Sweep Fund, and (ii) if there is no available balance, at your discretion, the unused portion of my Line of Credit. In the event that the total balance is zero or less or in any other circumstance when funds cannot be transferred to cover debits or withdrawals that would result in an overdraft, you will have no obligation to honor any withdrawal, debit, or instruction to transfer funds, including payments for purchases of Securities or other Property. In the event that my action creates an overdraft and you agree to pay it, I will pay the entire amount of such overdraft balance immediately. Interest will be charged on such overdraft at a rate computed in accordance with your current rates schedule.
2. The Custody Account
Custody Accounts are maintained at the Morgan Affiliate determined to be most convenient when an Account is opened. The Morgan Affiliate with which my Custody Account is held is identified on my monthly statement.
Terms of Custody
You will record, on your books, my interest in Property that you hold directly or indirectly for my account as my custodial agent. Property may be held through one or more sub-custodians or securities depositories you select and may be registered in the name of your nominee, or in the name of the nominee of any depository or sub-custodian that you use. My Securities may be treated as fungible with all other securities of the same issue pursuant to the provisions of applicable law.
You will make purchases, sales, and deliveries only in accordance with instructions given by me or an Authorized Person, but you are not obligated to make payments for purchases unless the total balance of my Deposit Sweep or Money Market Sweep Fund (collectively, a “Sweep”) and/or Line of Credit (if you permit me to use my Line of Credit to purchase Securities) can cover the payment. If, however, you do make a payment on my instruction which exceeds the total balance, I will reimburse you immediately for the amount of the excess. You are not obligated to exchange or transfer Securities unless sufficient Securities actually are in the Custody Account and available for delivery.
You may, in your discretion, hold non-US dollar currencies in my Account to effect transactions denominated in non-U.S. dollar currencies. You may convert one currency into another at any time and without prior notice at the current market rate for spot foreign exchange transactions or for forward foreign exchange transactions as reasonably determined by you or any Morgan Affiliate in your or its sole discretion. Deposits may be held, and transactions effected through, an account with an affiliate or another bank in the country where such currency is the lawful currency or in other countries where such currency may be lawfully held on deposit.
You will receive distributions of dividends, interest, stock, rights, and other similar payments and distributions with respect to Securities, present for payment maturing Securities and those called for redemption, sell any fractional interests in

Securities resulting from a dividend of Securities, in all cases net of any applicable taxes or other charges withheld by the maker of such payment or distribution, and deposit funds received in my Asset Account.
You will exchange temporary certificates for definitive ones, or obtain new certificates if the par value of any shares is changed.
You will notify me of the following: (i) any rights offering by an issuer of Securities, and if you are not instructed how to exercise rights under an offering by the applicable deadline, then consistent with local market practice and applicable law, the rights will be sold in the principal market and the proceeds of sale deposited in my Asset Account; and (ii) the partial redemption of any Securities, and if my Securities are part of a fungible mass, you or the sub-custodian or securities depository may select the securities to participate in partial redemptions, partial payments, or other actions affecting less than all securities of the relevant class in any nondiscriminatory manner that you or it customarily uses to make such selection.
Promptly after receipt you will forward to me communications relating to any Securities held in my Custody Account that call for voting or other specific action (including materials relating to legal proceedings intended to be transmitted to holders of the Securities). With respect to any corporate events not listed above, you may (in the absence of an instruction from an Authorized Person within any prescribed deadline) take any action that you consider appropriate under the circumstances, provided that you will not be obligated to take any action with respect to any corporate event or any legal proceedings involving holders of Securities.
Unless I have instructed you otherwise in writing, or such release is mandatory, you are authorized to release to issuing companies my name, address, and share positions, in compliance with applicable laws.
I will be solely responsible for compliance with any notification or other requirement of any jurisdiction affecting my beneficial ownership of Property, and you will not be liable for my noncompliance with those requirements.
In some securities markets and cash clearing systems, deliveries of Securities and cash may be reversed under certain circumstances. Accordingly, credits of Securities and/or cash to the Custody Account are provisional and subject to reversal if, in accordance with relevant local law and practice, the delivery of the Securities or cash is reversed.
Appointment as Agent: Authorization
I appoint you, or your designated Morgan Affiliate, as my agent and authorize you to represent me in every respect, in my name and place, with regard to your acting as my agent pursuant to this Agreement. By way of example, but not by way of limitation, you or the appropriate sub-custodian are authorized to execute endorsements, assignments, or other instruments of conveyance or transfers of Securities or other Property in the Account and to execute any other documents deemed necessary or desirable and proper in connection with your provision of services under this Agreement. Your signature or that of the appropriate sub-custodian, as well as any and all declarations or other documents, will be fully binding on me, and I will be fully liable for any and all dispositions made by you. This power is coupled with an interest and will survive my disability or incompetence. Your appointment as agent pursuant to this paragraph will not be understood to impose upon you any additional duties not expressly undertaken in this Agreement.
You, in your sole discretion, are also expressly authorized to employ agents and sub-agents in connection with your provision of services under this Agreement and pay reasonable compensation to such agents and sub-agents directly from the Account.
Standing Broker Transactions
You are authorized to accept and act on all instructions received from JPMSI to either receive or deliver Property against payment into or from my Custody Account and to take funds from my Deposit Sweep or Money Market Sweep Account to pay for any transaction, service, or other fee on behalf of JPMSI. I agree to assume all risks that may result from any action you take in reliance in good faith on instructions from JPMSI. I will not send you separate settlement instructions for my Securities transactions.
You are authorized to receive from or deliver to any broker Securities as specified by the broker through the Depository Trust Company (“DTC”) Interactive Institutional Delivery System. You will accept instructions through DTC from any broker and will automatically affirm and settle for my Custody Account each Securities transaction when my broker provides information to you through DTC’s Interactive Institutional Delivery System or any other electronic execution, affirmation, confirmation, or delivery system for Securities in common use in the relevant market or markets for any particular instrument that you determine to be appropriate under the circumstances in your sole discretion. In carrying out these transactions, my broker will furnish me with confirmations directly and my broker will be responsible for the accuracy of the trade and any other transaction details.
3. Direct Purchase of JPM Funds or AC Funds
Subject to applicable law, I may purchase shares directly in one or more JPM Funds or AC Funds. In certain states, however, JPM Funds and AC Funds are available only through JPMSI.
My positions in JPM Funds and AC Funds will appear on my Asset Account statement, and I will not receive a separate statement from any Fund. All cash proceeds of redemptions of JPM Funds or AC Funds will be credited to my Asset Account and transferred to my Sweep. Dividends and capital gains distributions from JPM Funds or AC Funds will be reinvested unless I otherwise notify you at the time of purchase.
4. Banking Services
If you have selected banking services for your Account, uninvested cash held in the Account can be accessed through use of banking services, including checks, a banking card, electronic banking and funds transfer services. The use of banking services is governed by the Appendix: Other Banking Services Relating to Accounts; Appendix: General Rules and Regulations for Deposit Accounts; and Appendix: Electronic Fund Transfers. I understand that I must also refer to the Banking Card Agreement I will receive when the Card is delivered to me.
Use of the Banking Card by an Authorized Person, presentment of a check signed by an Authorized Person, and requests for funds transfers will be an instruction to you to redeem shares of my Sweep Fund. You are also authorized to redeem the shares in my Sweep Fund to discharge any Obligation I owe to you or any Morgan Affiliate, or as required by the prospectus of the applicable Sweep Fund. This authorization extends to my Sweep Fund only, not to other assets held in the Account.
I may elect to transfer funds into or out of my Sweep Fund or cash on deposit by funds transfers, “Payment Orders” (fund transfers NOT governed by the Electronic Fund Transfer Act) or automated clearing house (“ACH”) transactions. If I request you to arrange for domestic and/or international fund transfers and related services, I authorize you to accept such funds transfer instructions from me by telephone, tested telex, facsimile transmission, or in writing or other methods upon which we agree, and to receive funds sent to my Account.

5. Line of Credit
By checking the applicable box for banking services or for a line of credit in the Application, I am requesting you to extend credit to me from time to time as provided for in this Agreement (the “Line of Credit”). I understand that I will have only one Line of Credit, even if I have more than one Custody Account or Brokerage Account. In your sole discretion you will determine my credit limit under my Line of Credit from time to time, which in no event will be greater than the lending value of the Accounts held by you and Morgan Affiliates (“Collateral”). You have the right to modify the eligibility and lending value of any Collateral in your sole discretion.
JPMCB or another Morgan Affiliate will provide the Line of Credit. The Line of Credit will be extended to, and be an Obligation of, each of the Accountholders (if more than one), and each Accountholder will be jointly and severally liable for the Obligations under this Line of Credit.
The Asset Account statement will show the amounts drawn under my Line of Credit (each, a “Loan”). Subject to the terms of this Agreement, a Loan may be made whenever the cash on deposit and/or Sweep total balance is insufficient to pay an Item, Banking Card transaction (as described under the Banking Card Services Available in the Electronic Fund Transfers Appendix [to the General Terms] or any other debit. I hereby irrevovably authorize you, or your designated Morgan Affiliate, as my attorney-in-fact with full power and authority to effect such borrowing. You may at any time withdraw or modify the Line of Credit and demand repayment of any Loans, without prior notice, even though this may cause Items to be returned unpaid, authorizations for Banking Card transactions to be denied, or other debits to be rejected. Each Loan is secured by the Collateral in which I have granted you a security interest as described below.
I agree to repay you ON DEMAND the principal amount of any Loan under my Line of Credit and any related finance charges and other fees and charges in U.S. Dollars in same-day funds.
I represent and warrant that I have not requested a Morgan Affiliate to arrange for you to finance my purchase of any Security underwritten or placed by a Morgan Affiliate during the period of underwriting or placement, or for 30 days thereafter, or to provide financing against such a Security as Collateral. I will not use any Loan to purchase shares of a JPM Fund or AC Fund or to purchase or fund capital calls owed in connection with investments in private equity, hedge, or similar funds established, sponsored, advised, managed by, or sold through, a Morgan Affiliate.
Security Interest; Events of Default
In order to secure the payment when due of any and all Obligations under my Line of Credit, I pledge and grant to you a continuing security interest in the Collateral. This security interest will apply to any Collateral (and proceeds thereof) now or at any time in the future held in or credited to any Account or other accounts maintained for me.
I acknowledge and agree that where you or any other Morgan Affiliate holds Collateral or are a securities intermediary in respect of any Collateral, you each hold the Collateral for yourself and also as agent for all other Morgan Affiliates who are secured parties hereunder pursuant to the Intercompany J.P. Morgan Securities Account Control Agreement among various Morgan Affiliates as amended or restated from time to time. You and other Morgan Affiliates have the right to take any further action necessary to perfect your respective security interests in the Collateral. I agree to execute any documents and take other action as you or any other Morgan Affiliate may reasonably request in order to allow you or any other Morgan Affiliate to perfect rights with respect to the Collateral. I appoint you and any other Morgan Affiliate as my attorney-in-fact to act on my behalf to sign and deliver all documents, and to do all acts as may be required to realize upon all rights in the Collateral. Such power is coupled with an interest and will survive my death or disability.
I agree that you will have full control of the Collateral and that any transfer affecting the Collateral is subject to your approval. Any contrary instruction I give will be of no effect regardless of any action you take. I may substitute collateral as long as it is substantially similar to the Collateral originally held by you, provided, however, you may elect not to accept such substitution. If you do not enforce your rights, you will not be deemed to have waived your rights in the Collateral.
“Event of Default” means my failure to pay (whether on demand or otherwise) or meet any Obligation under the Line of Credit; my failure to observe or perform any provision of this Agreement relating to the Line of Credit; my making any materially incorrect representation, warranty, certification or statement to you or a Morgan Affiliate in connection with the Line of Credit; my failure to provide financial information to you if you request it; my death, incapacity or incompetency; any entity that has Obligations under the Line of Credit is dissolved or ceases activity; a material judgment is entered against me; a bankruptcy, foreclosure or insolvency action or proceeding is brought by or against me; a writ or order of attachment or garnishment is made or issued against any of my Property; or a receiver is appointed for a portion of my Property.
At any time that an Event of Default has occurred you may: liquidate, sell or transfer all or any portion of the Collateral to satisfy my Obligations under the Line of Credit in whatever priority you, in your sole discretion, may lawfully choose; exercise all rights and remedies available to you under applicable law with respect to the Collateral you or any other Morgan Affiliate hold; or, exercise any other rights or remedies available to you pursuant to other agreements or applicable law.
Except for such notice as may be required under applicable law, you may make such sale or transfer without notice to me and sell any Collateral in any public, private, or restricted sale. You or any other Morgan Affiliate may be a purchaser at any sale of Collateral under this section. Each purchaser of any Collateral will receive the Collateral free of any right and claim I may have of whatsoever kind, including any equity of redemption, without your prior written consent which I waive.
In the event that you determine that additional Collateral is required to meet any margin maintenance, collateral or similar requirement with respect to any Obligations secured under this Agreement, you are authorized (but are not obliged) on my behalf to instruct any Morgan Affiliate holding Collateral to transfer Collateral, selected by you in your sole discretion, to my Account, in sufficient amount to meet any such requirements. Similarly, if any Morgan Affiliate instructs you to transfer Collateral from my Account to an Account held with it, you are authorized to do so.
In the event that my Loan Balance on any day exceeds my Line of Credit for any reason, I authorize you to (i) liquidate sufficient Collateral and/or (ii) debit my Deposit Sweep, redeem the necessary number of shares of my Money Market Sweep Account, or redeem the necessary number of shares in other JPM Funds or AC Funds, as you choose in your sole discretion, and to apply the proceeds to bring my Loan Balance within my Line of Credit.
No provision of this Agreement concerning liens or security interests will apply to my Account or the cash, Securities, or Property therein, to the extent that such application would result in an adverse tax consequence to my Account under any provision of the Internal Revenue Code relating to early distribution or withdrawal of assets held in qualified retirement accounts.
I have the power to grant a security interest in the Collateral and I am the sole owner of or have the right to transfer the Collateral to you, free and clear of all other liens or other restrictions. Upon the transfer of Collateral to you, you will have a valid and perfected first priority security interest in the Collateral and the Collateral will be fully marketable by you without any restriction on transferability, voting or dividends or limitations or restrictions relating to holding period, volume, filing or manner of sale, unless you have previously consented in writing to any restriction.
Interest Charges
I agree to pay interest charges determined as described below, on all Loans or related fees or other charges (collectively, the “Loan Balance”) outstanding under my Line of Credit. Interest charges begin to accrue on the day a Loan is made, or a fee or other charge is due, and continue to accrue until the Loan Balance is paid in full.
You will determine the applicable interest charge by applying the Daily Periodic Rate to the Daily Balance of my Line of Credit.
The “Daily Balance” is the beginning balance of my Line of Credit each day plus the amount of any Loans or other debits made during the day minus the amount of any payments or other credits made during the day.
The Daily Periodic Rate and corresponding Annual Percentage Rate are variable rates and therefore may increase or decrease during the billing cycle. The “Daily Periodic Rate” will be equal to the applicable interest rate divided by 360. The applicable interest rate is the rate of interest announced by you from time to time as your Line of Credit Borrowing Rate (the “Borrowing Rate”) in the list of current rates that you have separately provided to me. The corresponding “Annual Percentage Rate” is the Daily Periodic Rate multiplied by 365.
The Daily Periodic Rate and corresponding Annual Percentage Rate increase when the Borrowing Rate increases and decrease when the Borrowing Rate decreases. An increase in the Daily Periodic Rate and corresponding Annual Percentage Rate means I pay a larger interest charge. A decrease in the Daily Periodic Rate and corresponding Annual Percentage Rate means I pay a smaller interest charge. There is no limit on the amount by which the Daily Periodic Rate and corresponding Annual Percentage Rate may change at any one time or over the life of my Line of Credit. If the Borrowing Rate changes, the Daily Periodic Rate and corresponding Annual Percentage Rate will be increased or decreased on the effective date of such change in the Borrowing Rate. The new Daily Periodic Rate will be applied to the Daily Balance beginning on that day. The current Borrowing Rate schedule will be provided to me upon request.
If I fail to pay any Obligation when demanded or due or there is an Event of Default under the Line of Credit, I agree to pay an interest charge at two percentage points (2%) above the applicable rate that would otherwise be in effect.
Without prejudice to my obligation to make payment on demand, I agree to pay all of my interest charges on the first Business Day of each month. Such amount will automatically be paid from my Deposit Sweep or Money Market Sweep Account to the extent there are sufficient available funds. In the event the total balance is insufficient, I agree to pay such interest charges from other sources upon your demand.
My Billing Rights: Keep This Document For Future Use The following sections tell me about my rights and your responsibilities under the Fair Credit Billing Act.
What To Do If I Find A Mistake On My Statement
If I think there is an error on my Asset Account statement relating to my Line of Credit, I will send you a letter to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, 1/OPS
Newark, DE 19713-2107
In my letter, I will give you the following information:
•	Account information: My name and Asset Account number.

•	Dollar amount: The dollar amount of the suspected error.

•	Description of problem: If I think there is an error on my bill, describe what I believe is wrong and why I believe it is a mistake.
I must contact you:
•	Within 60 days after the error appeared on my statement.

•	At least 3 business days before an automated payment is scheduled, if I want to stop payment on the amount I think is wrong.
I must notify you of any potential errors in writing (or electronically). I may telephone you, but if I do you are not required to investigate any potential errors and I may have to pay the amount in question.
What Will Happen After You Receive My Letter
When you receive my letter, you must do two things:
•	Within 30 days of receiving my letter, you must tell me that you received my letter. You must also tell me if you have already corrected the error.
•	Within 90 days of receiving my letter, you must either correct the error or explain to me why you believe the statement was correct.
While you investigate whether or not there has been an error:
•	You cannot try to collect the amount in question, or report me as delinquent on that amount.
•	The charge in question may remain on my statement, and you may continue to charge me interest on that amount.

•	While I do not have to pay the amount in question, I am responsible for the remainder of my balance.

•	You can apply any unpaid amount against my credit limit.
After you finish your investigation, one of two things will happen:
•	If you made a mistake: I will not have to pay the amount in question or any interest or other fees related to that amount.

•	If you do not believe there was a mistake: I will have to pay the amount in question, along with applicable interest and fees. You will send me a statement of the amount I owe and the date payment is due. You may then report me as delinquent if I do not pay the amount you think I owe.
If I receive your explanation but still believe my Asset Account statement is wrong, I must write to you within 10 days telling you that I still refuse to pay. If I do so, you cannot report me as delinquent without also reporting that I am questioning my statement. You must tell me the name of anyone to whom you reported me as delinquent, and you must let those organizations know when the matter has been settled between us.
If you do not follow all of the rules above, I do not have to pay the first $50 of the amount I question even if my Asset Account statement is correct.

AGREEMENTS FOR ACCOUNTS AND SERVICES OFFERED THROUGH J.P. MORGAN SECURITIES INC. AND J.P. MORGAN ENTITIES
The parties to the agreements set forth below shall consist of the client and J.P. Morgan Securities Inc., its successor firms, present and future direct or indirect subsidiaries, affiliates and assigns with which the client transacts securities brokerage business. (Each affiliate is referred to as a “J.P. Morgan entity” and all J.P. Morgan entities together with J.P. Morgan Securities Inc. are referred to collectively as “J.P.Morgan”.)
JPMSI obligations and the Securities sold, offered, or recommended by JPMSI are not deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”). JPMSI is not a bank and is a separate legal entity from JPMorgan Chase Bank, N.A. (“JPMCB”) and all other Morgan Affiliates. The obligations of JPMSI are not obligations of JPMCB or any other Morgan Affiliate (unless explicitly stated otherwise), and neither JPMCB nor any other Morgan Affiliate is responsible for Securities sold, offered, or recommended by JPMSI. JPMCB and other Morgan Affiliates may be lenders to issuers of Securities that JPMSI underwrites, in which case proceeds of offerings underwritten by JPMSI may be used for the repayment of such loans. The disclosure documents relating to particular Securities will discuss any such lending relationships.
Brokerage Accounts will be subject to the Brokerage Account Agreement below. Margin Accounts will be subject to the Margin Account Agreement (which incorporates the terms of the Brokerage Account Agreement).
BROKERAGE ACCOUNT AGREEMENT
1. Nature of Services
(a) A J.P. Morgan entity will execute transactions accepted by it and/or will provide such other clearance, settlement and custody services in connection with the maintenance of the client’s Account(s) at J.P. Morgan.
(b) All investments executed through a J.P. Morgan Brokerage Account are made upon the client’s sole discretion, risk and responsibility. J.P. Morgan may choose to contact clients about investment opportunities J.P. Morgan believes may be of interest to a client, but J.P. Morgan is not obliged to provide the client with any financial, market or investment information, nor advice or oversight with respect to asset allocation. J.P. Morgan personnel do not take discretion over any client Accounts, although the client may obtain such advice and services from JPMCB under separate agreements.
(c) Any J.P. Morgan entity that is a party to this Agreement is acting as a broker-dealer and/or custodian, and not as (1) an investment adviser under the Investment Advisers Act of 1940, or (2) a “fiduciary” as defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), with respect to the client’s Account(s) under this Agreement. Brokerage activities are regulated under different laws and rules than advisory activities and generally do not give rise to the fiduciary duties that an investment adviser has to its clients. When acting in a brokerage capacity, J.P. Morgan has a duty to deal fairly with brokerage clients but may face certain conflicts of interest and as such, J.P. Morgan’s interests may differ from those of its clients. Neither J.P. Morgan nor its employees are authorized to provide, and shall not provide, legal, estate planning, tax or accounting advice or services and the client will not solicit or rely upon any such advice from them whether in connection with transactions in any of the client’s Accounts or otherwise. The client has consulted or will consult with the client’s own technical, legal, regulatory, tax, business, investment, financial and accounting advisors to the extent the client deems necessary in determining the investment and trading strategy appropriate for the client and the appropriateness of each transaction. J.P. Morgan assumes no responsibility for the accuracy and completeness of or the performance or outcome or tax consequences of any investment made by the client as a result of receiving information from J.P. Morgan, and J.P. Morgan has no obligation to update the information or recommendation provided. J.P. Morgan’s recommendation does not imply any endorsement or guarantee.
(d) J.P. Morgan shall not be obligated to take any action or render any advice with respect to the voting of proxies related to issues of securities held in a client’s Account(s). Further, there may be instances when the client may not be able to exercise voting or other rights of ownership. The J.P. Morgan entity that acts as custodian for the Account will forward all proxies received by it, including proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings to the client and the client is responsible for providing such J.P. Morgan entity with any applicable instructions or directions contemplated by such communications.
(e) In addition to retaining the sole responsibility for investment decisions and shareholder actions, the client is responsible for knowing the rights and terms of all securities in the client’s Brokerage Account, specifically including valuable rights that may expire unless the client take action. This includes, but is not limited to, warrants, stock rights, convertible securities, bonds, and securities subject to a tender or exchange offer. J.P. Morgan has no obligation to notify the client of any upcoming expiration or redemption dates, or, except as required by applicable law or regulation, to take any action on the client’s behalf without specific instructions from the client.
(f) Unless I have instructed you otherwise in writing, or such release is mandatory, you are authorized to release to issuing companies my name, address, and share positions, in compliance with applicable laws.
2. Satisfaction of Liabilities; Security Interest and Lien
(a) The client agrees to satisfy each and every obligation or liability owed to J.P. Morgan (such obligations or liabilities, whether fixed, matured, unmatured, liquidated, unliquidated or contingent, “Obligations”) when due, including without limitation, to pay any debit balance in any Account and any costs described in this Agreement and in the event of a sell or redemption order by the client, to deliver the applicable security in good deliverable form no later than the deadline set by J.P. Morgan if the applicable security is not credited to an Account at the time such order is placed or settled.
(b) To secure the payment and performance of Obligations to each J.P. Morgan entity providing products or services to the client pursuant to this Agreement, the client hereby grants each such J.P. Morgan entity a lien on and a valid and first priority, perfected, continuing security interest in the following: (i) all property, including all investment property, held, carried or controlled by or through any J.P. Morgan entity in which J.P. Morgan presently has or in which the client acquires an interest in the future, including all property in each Account in the client’s name, (ii) any and all rights, claims or causes of action the client may now or hereafter have against any J.P. Morgan entity and (iii) all proceeds of or distributions on the foregoing (collectively (i) through (iii) are referred to in this Agreement as “Collateral”). Each item of property, including Investment Property, a Security, a general intangible, contract rights, an Instrument and cash, held in or credited to any Securities Account at a Securities Intermediary shall be treated as a Financial Asset. All undefined terms in the preceding sentence shall have the meanings ascribed to them in the New York Uniform Commercial Code (“NYUCC”), as in effect from time to time.

(c) Any Collateral held by a J.P. Morgan entity is held by such J.P. Morgan entity as agent and bailee for itself and all other J.P. Morgan entities. Each J.P. Morgan entity holding Collateral shall, without the client’s further consent, comply with (i) entitlement orders or instructions from a J.P. Morgan entity with respect to the Collateral and (ii) if such J.P. Morgan entity holding Collateral is a commodity intermediary, any instructions to such J.P. Morgan entity from another J.P. Morgan entity to apply any value distributed on account of a commodity contract. Additionally, each J.P. Morgan entity holding Collateral has the right, in its sole discretion, (i) to decline to enter into control agreements with third parties and (ii) to decline to comply with (a) any entitlement order or instruction from the client or a third party with respect to the Collateral and (b) any instruction from the client to apply any value on account of any commodity contract, if a J.P. Morgan entity requests that such order or instruction not be complied with in order to maintain security for the payment and performance of the client’s Obligations to it. Further, each J.P. Morgan entity is authorized, at any time and without notice to the client, to transfer Collateral from any Account to any account of an obligor for which J.P. Morgan has provided a guarantee within such J.P. Morgan entity and/or at any other J.P. Morgan entity to collateralize or satisfy any Obligations of such obligor. The client agrees that the actions of a J.P. Morgan entity in declining to comply with orders or instructions as allowed in this Section 2(c) satisfies any duties J.P. Morgan may have under the NYUCC.
(d) The client agrees that the client’s execution of this Agreement shall constitute notice to each J.P. Morgan entity of the security interest the client has granted to each other J.P. Morgan entity herein, and each J.P. Morgan entity holding Collateral is on notice of the security interest granted to each other J.P. Morgan entity.
(e) The reasonable costs and expenses of collection of any such indebtedness or debit balance, including but not limited to attorneys’ fees and expenses, shall be payable by the client to J.P. Morgan.
(f) In order to secure the payment and performance of any of the client’s outstanding Obligations to any J.P. Morgan entity, J.P. Morgan may, to the fullest extent permitted by law, without prior notice to the client use, apply or transfer Collateral as it determines. Unless otherwise agreed in writing, J.P. Morgan may register and hold Collateral in its name or the name of its designee.
(g) The client appoints J.P. Morgan with full power as the client’s true and lawful attorney-in-fact, to the fullest extent permitted by law, for the purpose of perfecting the security interest granted in this Agreement and taking any action and executing any instrument that J.P. Morgan deems necessary or advisable to accomplish the purposes of this Agreement.
3. Restrictions on Trading
In its sole discretion, J.P. Morgan may prohibit or restrict trading in a Brokerage Account. The client shall nevertheless remain liable for all of the client’s Obligations to J.P. Morgan under this Agreement or otherwise.
4. Representations and Warranties
The client hereby represents and warrants to J.P. Morgan that: (i) no other party has an interest or shall have an interest in the Property or Collateral unless J.P. Morgan has consented in writing to the other party’s interest; (ii) the client has the right to pledge and assign Collateral to J.P. Morgan; (iii) except as the client may have informed or may from time to time inform J.P. Morgan in writing, the client is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any Security held in a Margin Account; (iv) since the date of the client’s most recent audited or unaudited financial statements (if any) there has been no material adverse change in the client’s business, financial condition, results of operations or prospects; (v) the client has not taken or failed to take, and shall not take any action or fail to take, any action with respect to an Account(s) that would result in a non-exempt prohibited transaction under ERISA, the Code or any applicable state, local or non-US law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code; and (vi) all of the client’s other representations made in the Account application and under the General Terms and Brokerage Account Agreement continue to be true.
5. Confirmation Reports and Account Statements
Confirmation reports of transactions shall be conclusive if not objected to in writing by the client within the shorter of (i) the applicable settlement cycle of the subject transactions or (ii) three (3) business days after such documents have been transmitted to the client by mail or otherwise. Statements of Account(s) shall be conclusive if not objected to in writing by the client within thirty (30) Business Days after transmission. In all cases, J.P. Morgan reserves the right to challenge a client’s objections.
6. Service Fees; Taxes
(a) J.P. Morgan may charge Brokerage Accounts for brokerage commissions, mark-ups, inactivity fees (if applicable) and other fees for the maintenance of Account(s), the execution of transactions, fails, buy-ins, and currency conversions, and for furnishing other services to the client (collectively, “Service Fees”). Service Fees may be implemented or increased from time to time.
(b) The client will be responsible for and pay any applicable value added tax and such other taxes, duties and fees applicable to activities in the client’s Account(s). Amounts owed to J.P. Morgan shall not be affected by any taxes, duties or other amounts J.P. Morgan may owe to any third party. If the client is required by law to make any deduction or withholding from any payment due to J.P. Morgan, the client shall pay to J.P. Morgan simultaneously with making such payment an additional amount as may be necessary in order for the total amount received by J.P. Morgan after all deductions and withholdings to be equal to the amount which J.P. Morgan would have received had no deduction or withholding been made. Any and all taxes, including any interest and penalties with respect thereto, which may be levied or assessed under present or future laws upon or in respect to the client’s Account(s), activities or upon or in respect of income thereof shall be paid by the client. All Service Fees, charges, expenses, disbursements and taxes as described above may be deducted by J.P. Morgan from the client’s Account(s).
7. Payments to J.P. Morgan
J.P. Morgan may receive payments or other remuneration from the advisers, distributors or other affiliates of certain of the mutual funds available through J.P. Morgan. Such payments or remuneration are for administrative, technological or other services provided in connection with fund Accounts and generally are calculated based on the amount of assets held in the Accounts. Such payments or other remuneration are in addition to shareholder servicing and distribution fees that J.P. Morgan may receive. Funds whose affiliates do not make payments to J.P. Morgan, including funds that may provide a higher or lower return, may be available to clients. Further, in certain instances, J.P. Morgan may be paid both by clients and certain other third parties who compensate J.P. Morgan based upon what clients purchase and J.P. Morgan’s profits and compensation may vary by product and over time.
8. Control or Restricted Securities
The client hereby agrees, prior to placing an order with J.P. Morgan, to inform J.P. Morgan if the securities are restricted or control securities and subject to: Rule 144, 144A, 145 or 701 of the Securities Act of 1933 (“Securities Act”); an effective registration statement; and/or any contractual limitation. The client understands and agrees that J.P. Morgan may not execute any orders regarding restricted or control securities until J.P. Morgan has conducted its due diligence surrounding the transaction and may in its sole discretion decline to execute the order until the securities have cleared legal transfer. The client further agrees to provide, without cost to J.P. Morgan, all documentation required by J.P, Morgan to complete the order, including, but not limited to, any required forms, representation letters, opinions of seller’s counsel and transfer documentation and authorizes J.P. Morgan to communicate with the issuer of the restricted or control securities, its attorneys and its transfer agent in connection with the client’s transaction. Furthermore, the client acknowledges and agrees that there may be time delays in connection with the due diligence process, the execution of the order and the processing of the transaction and further acknowledges and agrees that the proceeds of the transactions may not be paid until the securities have been transferred into street name and delivered, free of restrictive legend and stop transfer instruction. J.P. Morgan shall not be liable for any losses, direct or indirect, that may have been caused by such delays.
9. Short and Long Sales
Short sales must be executed in a Margin Account. In placing any sell order for a long Account, the client will designate the order as such and hereby authorizes J.P. Morgan to mark the order as being “long.” The designation by the client of a sell order as being for a long Account shall constitute a representation by the client that the client owns the security with respect to which the sell order has been placed, that such security may be sold without restriction in the open market and that, if J.P. Morgan does not have the security in its possession at the time the client places the sell order, the client shall deliver the security by settlement date in good deliverable form and if the client fails to deliver as such, J.P. Morgan is authorized (but is not required to) to borrow, purchase, or otherwise acquire the security in order to make delivery. The client shall be liable to J.P. Morgan for any losses and expenses it may incur or sustain as a result of the client’s failure to make delivery on a timely basis and for any loss, expense, premium and other costs incurred in connection with borrowing, purchase or acquisition of the required securities.
10. Obligations Upon Termination
Upon termination of this Agreement or the closing of the client’s Account(s), the client will be responsible for issuing instructions in writing with regard to the assets held in the Account(s). Unless and until J.P. Morgan receives such instructions, it will be under no obligation to take any action with regard to the Securities and Property in the Accounts. The client agrees to be responsible for any transaction costs associated with the client’s instructions, including commissions and related costs.
THE FOLLOWING SECTION REGARDING ARBITRATION APPLIES ONLY TO BROKERAGE AND MARGIN ACCOUNTS WITH A J.P. MORGAN ENTITY
11. Arbitration; Consent to Jurisdiction; Service of Process
(a) THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:
•	ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

•	ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

•	THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

•	THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASON(S) FOR THEIR AWARD.
•	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

•	THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION. IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

•	THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

•	NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:
i)	THE CLASS CERTIFICATION IS DENIED;

ii)	THE CLASS IS DECERTIFIED; OR

iii)	THE CLIENT IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
•	BY ENTERING INTO THIS AGREEMENT THE CLIENT AND J.P. MORGAN AGREE THAT CONTROVERSIES ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY ACTIVITY BETWEEN THE CLIENT AND J.P. MORGAN, ITS PREDECESSORS, AND ANY OF THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND ANY OF THEIR, DIRECTORS, EMPLOYEES, AND ANY OTHER CONTROL PERSONS AND ANY OF THEIR AGENTS, WHETHER ARISING PRIOR TO, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION AND IN ACCORDANCE WITH THE RULES OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC. (“FINRA”) BEFORE AN ARBITRATION PANEL APPOINTED BY FINRA IN ACCORDANCE WITH ITS RULES, AND SUCH HEARING OR HEARINGS SHALL BE CONDUCTED IN A LOCALE SELECTED BY FINRA. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.
(b) Notwithstanding the provisions of subparagraph (a) above, either party may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, seek by application to the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York any such temporary or provisional relief or remedy (“Provisional Remedy”) provided for by the laws of the U.S. or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a Provisional Remedy decided by the Court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said Court for a Provisional Remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with subparagraph (a) above.
(c) With respect to any application for a Provisional Remedy and any application for judgment on an arbitration award, each party irrevocably (i) submits to the jurisdiction of the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such party, and (iii) consents to service of process by certified mail, return receipt requested, to the address provided for herein.
(d) The client hereby agrees to receive service of process in connection with any legal matters or actions or proceedings based upon, arising out of or relating in any way to this Agreement by confirmed, return-receipt requested mail and that delivery shall be presumed if such service is mailed to the address maintained by J.P. Morgan in its records.
(e) The client agrees that in any arbitration proceeding with J.P. Morgan, the arbitrators shall be bound by, and obligated to follow, the substantive law of the State of New York and of the United States regardless of where the agreement was executed, except to the extent that such laws would permit the arbitrators to disregard the substantive laws of the State of New York and the United States.
(f) The client agrees that the terms of any settlement or any award determined by arbitration shall be confidential and shall not be disclosed by the client, the client’s attorneys or the client’s representatives under any circumstances unless required by applicable law, judicial proceeding, or self-regulatory organization rule or order.
(g) This arbitration provision may be waived only with the written agreement of J.P. Morgan.
12. Severability
If and to the extent any term or provision herein is or should become invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired and remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.
13. Affiliations
If the client is a natural person, the client represents that unless the client has notified J.P. Morgan to the contrary, neither the client nor any member of the client’s immediate family is: (i) an employee or member of any exchange, (ii) an employee or member of FINRA, (iii) an employee of any corporation or firm engaged in the business of dealing, as broker or principal, in securities, options or futures or (iv) an employee of any bank, trust company or insurance company. Persons signing on behalf of others should indicate the titles or capacities in which they are signing. If any of the foregoing information changes, the client agrees to notify J.P. Morgan promptly. If the client is required to obtain his or her employer’s consent before opening a securities account, the client has obtained such consent.
14. Custody
Unless the client specifies otherwise, JPMCB will act as custodian of the Property in all brokerage Accounts in accordance with the provisions relating to the Custody Account in the Asset Account Agreement.
MARGIN DISCLOSURE STATEMENT
This Margin Agreement provides some basic facts about purchasing Securities on margin and will alert the client to certain risks involved with trading Securities in a Margin Account. Before trading Securities in a Margin Account, the client will fully review all terms and conditions of this Margin Agreement and the client will consult J.P. Morgan regarding any questions or concerns the client has about the Margin Account.
When the client purchases Securities, the client may pay for Securities in full unless the client borrows part of the purchase price from J.P. Morgan through a Margin Account. The Securities purchased are J.P. Morgan’s Collateral for the loan extended to the client. If the Securities in the Account decline in value, so does the value of the Collateral supporting the loan and, as a result, J.P. Morgan can take action, including issuing a margin call and/or selling Securities or other assets in any of the client’s Accounts, in order to maintain the required ratio of debt to equity in the Account.
The client fully understands the risks of trading Securities on margin, which are heightened over purchasing them in full with the client’s own existing funds. These risks include, but are not limited to, the following:
•	The client can lose more funds than the client deposits in the Margin Account. A decline in the value of Securities that are purchased on margin may require that the client provide additional funds to avoid the forced sale of those Securities or other Securities or assets in the client’s Accounts.

•	J.P. Morgan can force the sale of Securities or other assets in the client’s Accounts. If the equity in an Account falls below the margin requirements or J.P. Morgan’s higher “house” requirements, J.P. Morgan can sell the Securities or other assets in the Accounts to cover the margin deficiency. The client will also be responsible for any shortfall in the Account after such a sale.
•	J.P. Morgan is not required to contact the client for a margin call to be valid, and J.P. Morgan may liquidate Securities or other assets in Accounts to meet the margin call without contacting the client first or obtaining the client’s permission. J.P. Morgan may take all necessary steps to protect its financial interests, including immediately liquidating Securities or other assets without prior notice to the client and without the client’s consent.

•	Because the Securities are collateral for the margin loan, the client is not entitled to choose which Securities or other assets in the Accounts will be liquidated or sold to meet a margin call. J.P. Morgan has the sole right to decide which Securities and assets to sell in order to protect its interests.

•	J.P. Morgan can increase its “house” maintenance margin requirements at any time and is not required to provide to the client advance notice, in writing or otherwise. These changes in J.P. Morgan’s policy often take effect immediately and may result in the issuance of a maintenance margin call. The client’s failure to satisfy the call may result in the liquidation or sale of Securities in the client’s Accounts.

•	The client is not entitled to an extension of time on a margin call. While an extension of time to meet margin requirements may be available to clients under certain circumstances and at J.P. Morgan’s sole discretion, a client does not have the right to an extension.
MARGIN ACCOUNT AGREEMENT
1. Margin and Other Collateral Requirements
The client agrees (i) to deposit and maintain such margin in the client’s margin Account(s) as J.P. Morgan may in its sole discretion require; (ii) to pay on demand any debit balance owing with respect to any of the client’s margin Account(s); (iii) that margin calls may be communicated orally, without subsequent written confirmation; (iv) to deposit promptly and maintain such other Collateral with J.P. Morgan as is required by applicable law or regulation or by J.P. Morgan under this Agreement or any other agreement; and (v) that no demands, calls, tenders or notices that J.P. Morgan may have made or given in the past shall obligate J.P. Morgan to make or give the same in the future.
2. Breach, Bankruptcy or Default; Remedies
(a) Each J.P. Morgan entity may elect to consider the client in default of any or all agreements the client may then have with it if: (i) the client does not pay any liability or perform any Obligation to any J.P. Morgan entity by the time the client is obligated to do so; (ii) the client otherwise breaches, repudiates or defaults under this Agreement or any other agreement the client may have with any J.P. Morgan entity; (iii) the client commences a proceeding in bankruptcy or insolvency or one is commenced against the client; (iv) any guarantor, co-signer or other party (a “Responsible Party”) liable for or providing security for the client’s Obligations to any J.P. Morgan entity defaults in its obligation to J.P. Morgan or commences a proceeding in bankruptcy or insolvency or one is commenced against it; (v) an attachment is made against the client or a Responsible Party’s Account(s) with any J.P. Morgan entity; (vi) a receiver is appointed with respect to the client, any of assets of the client or the assets of a Responsible Party; (vii) if the client is a natural person, the client dies or becomes incompetent, and if the client is an entity, the client merges, liquidates or dissolves; or (viii) an event, circumstance or condition occurs that, in J.P. Morgan’s judgment, materially impairs the client’s creditworthiness, ability to timely perform Obligations to J.P. Morgan or otherwise causes J.P. Morgan to view itself as insecure. The occurrence of any of the foregoing is referred to as an “Event of Default. ”
(b) Upon the election by J.P. Morgan to consider the client in default, each J.P. Morgan entity shall have all of the rights and remedies of a secured party upon default under the NYUCC and other applicable laws and may, without notice to the client among other things, (i) in whole or in part, accelerate, cancel, terminate, liquidate or otherwise close out this Agreement in accordance with the terms of this Agreement and (ii) foreclose, collect, sell or otherwise liquidate any Collateral a J.P. Morgan entity selects in its sole discretion, in any order and at any time, and apply, in a manner determined by J.P. Morgan in its sole discretion, the proceeds to satisfy any of the client’s Obligations to any J.P. Morgan entity and (iii) buy any property that may have been sold short and (iv) retain any Collateral and (v) set-off, net, and/or recoup a J.P. Morgan entity’s obligation to the client against any of the client’s Obligations to any J.P. Morgan entity, and the client’s Obligations to a J.P. Morgan entity shall be deemed performed and discharged to the extent any J.P. Morgan entity has effected a valid and unavoidable set-off, netting or recoupment, and the client expressly waives any requirement of mutuality to allow one J.P. Morgan entity to set-off, net or recoup any Obligation owed by the client to a J.P. Morgan entity against any obligation of a different J.P. Morgan entity to the client and (vi) calculate any obligation due to the client by first deducting any Obligation that the client owes to any J.P. Morgan entity before determining the final amount of any such obligation and (vii) in each J.P. Morgan entity’s discretion, convert at the client’s expense any Obligation from one currency into another currency at such rates as J.P. Morgan shall determine and (viii) take any other action permitted by law or in equity to protect, preserve or enforce J.P. Morgan’s rights or to reduce any risk to J.P. Morgan of loss or delay, including entering into hedging transactions for the client’s Account(s) and risk.
(c) At any sale of Collateral or other sale or purchase permitted hereunder or otherwise, J.P. Morgan may sell or purchase to or from itself or third parties, and the client hereby acknowledges and agrees that the securities subject to such sale or purchase are instruments traded in a recognized market. The client will pay each J.P. Morgan entity for any losses and costs incurred by J.P. Morgan as a result of any default by the client. The client waives marshalling of assets and any similar doctrine dealing with the application of Collateral. J.P. Morgan’s rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available at law or in equity.
3. Short Sales
The client will designate any short sales as such and hereby authorizes J.P. Morgan to mark the order as being “short” or “short exempt.” Short sales are margin transactions and must be conducted in a Margin Account. Short sale transactions are subject to certain regulatory rules and cannot be executed under certain market conditions. J.P. Morgan does not guarantee that it will be able to locate Securities to facilitate a short sale. J.P. Morgan may, in its discretion and without notice to the client, “buy in” Securities to cover any short security position in the client’s Margin Account. If the client is unable to cover a short security position (either through delivery of the Security or through J.P. Morgan “buying in” the Security) in enough time for J.P. Morgan to deliver the Security to its lender (to whom J.P. Morgan is obligated), the client agrees to reimburse J.P. Morgan for the losses J.P. Morgan sustains as a result of the client’s failure to cover.
4. Special Charges for Short Sales In Hard-To-Borrow Securities
With respect to any short sale transactions in securities that are or become hard-to-borrow, the client’s Account(s) also may be charged an amount equal to the sum of (i) the costs and expenses incurred by J.P. Morgan and (ii) a Service Fee in connection with the establishment and/or maintenance of the client’s short positions in that security (together, “Short Sale Charges”). A security is or becomes hard-to-borrow when increased short selling in that security in the market causes an increase in demand to borrow the security, which in turn causes an increase in the cost and expense to J.P. Morgan in establishing and/or maintaining a short position in such security for the client’s Account(s). Short Sale Charges may be disclosed to the client at the time a short position is established or may be imposed or increased from time to time in light of changing market conditions and the client agrees to pay such Short Sale Charges at J.P. Morgan’s then-prevailing rates.
THE FOLLOWING SECTIONS REGARDING THE LOAN, PLEDGE OR USE OF SECURITIES AND FREE CREDIT BALANCES APPLY ONLY TO MARGIN ACCOUNTS WITH A J.P. MORGAN ENTITY AND NOT TO ANY OTHER ACCOUNT
5. Consent to Loan, Pledge or Use Securities in Margin Accounts
(a) To the greatest extent permitted under Applicable Laws, the client hereby authorizes J.P. Morgan to lend either to itself or to others and to otherwise use, sell or pledge any securities held by J.P. Morgan in any of the client’s Margin Account(s), to convey therewith all attendant rights of ownership (including voting rights) and to use all such property as Collateral for J.P. Morgan’s general loans and/or other obligations or with respect to repurchase transactions. Any such property, together with all attendant rights of ownership, may be pledged, repledged, sold, hypothecated, rehypothecated, become subject to a repurchase transaction either separately or in common with other property for any amounts due to J.P. Morgan thereon, and for a greater sum than, and for periods longer than, any Obligation that the client owes to J.P. Morgan, and J.P. Morgan shall have no obligation to retain a like amount of similar property in its possession and control. The client hereby acknowledges that, as a result of such activities, (i) J.P. Morgan may receive and retain certain benefits to which the client will not be entitled and (ii) the securities in a margin Account(s) may be used as Collateral by J.P. Morgan for loans made to it in excess of the client’s indebtedness to J.P. Morgan.
(b) In certain circumstances, such loans or other use may limit, in whole or in part, the client’s ability to receive dividends directly from the issuing company and/or the client’s right to exercise voting and other attendant rights of ownership with respect to the loaned, sold or pledged securities. Such circumstances include, but are not limited to, loans of securities that the client owns in margin Account(s) that continue over record dates for voting purposes and ex-dividend dates for dividend distributions. Record dates and ex-dividend dates are declared by the issuing company. If J.P. Morgan does not receive dividends directly from the company, the client may receive payments-in-lieu of dividends which may cause the client to lose the benefit of the preferential tax treatment accorded to dividends.
6. Free Credit Balances
The client hereby authorizes J.P. Morgan to use any free credit balance in any of the client’s Margin Account(s) in accordance with all applicable laws and to pay interest thereon at such rate or rates and under such conditions as are established from time to time by J.P. Morgan for such Margin Account(s) and for the amounts of cash so used. In accordance with applicable regulations, free credit balances are carried in clients’ Margin Accounts pending, and with a view towards, reinvestment. J.P. Morgan may determine not to pay interest on free credit balances (i) representing either uncollected funds (i.e., any deposited non-cash items (e.g., checks) for which J.P. Morgan has not yet received credit) or funds that is deposited and subsequently withdrawn prior to the expiration of the minimum time period required by J.P. Morgan, or (ii) where prohibited by applicable law.
7. Custody
A J.P. Morgan entity will act as custodian of all Collateral and/or Property held pursuant to this Margin Account Agreement.
8. General Terms; Definitions
This Agreement is subject to the General Terms for Accounts and Services (the “General Terms”) and to the terms and conditions, including, without limitation, those pertaining to arbitration, contained in the Brokerage Account Agreement (other than terms pertaining to custody). References to the Brokerage Account shall be deemed to be references to the Margin Account and references to the Brokerage Account Agreement shall be deemed to be references to this Agreement.
Capitalized terms not defined in this Agreement have the meanings given to them in the General Terms and the Brokerage Account Agreement. To the extent there are any conflicts between the General Terms and the terms of this Agreement or between the Brokerage Account Agreement and this Agreement, this Agreement will prevail.
DISCLOSURE TO CLIENTS IN COMPLIANCE WITH FINRA RULE 4370 REGARDING CONTINUITY AND CONTINGENCY PLANS AND EMERGENCY CONTACT INFORMATION FOR J.P. MORGAN
J.P. Morgan adheres to a Resiliency Risk Management (“RRM”) Program which is an integral part of JPMorgan Chase & Co. normal business operations, and as such, is part of business planning and a critical responsibility of management. The RRM Program establishes and assesses the criticality of business processes, in addition to documenting strategies, gathering recovery information, identifying resources, and developing and maintaining a plan for action to recover business processes in a timely manner following a disruption, and to meet local and country regulatory requirements. The Resiliency Plans (contingency plans) are designed to respond to a worst-case scenario. This means the loss of a single location or an entire zone. Also, pursuant to the Resiliency Risk Management Policy, J.P. Morgan establishes minimum requirements for supporting and sustaining business resiliency services at levels commensurate with the associated business impact.
The following business continuity control practices are in place: A recovery plan designed to restore the J.P. Morgan environment, which includes alternative work spaces and back-up computer systems. The recovery plan is subject to periodic review, examination and/or testing by internal and independent auditors. The recovery test utilizes, in part, off-site copies of data, applications, and system software and synchronous or asynchronous systems. A regular review of resource needs is performed to update processing and storage requirements.
J.P. Morgan’s risk mitigation strategies are commensurate with our obligations to our clients, markets and regulators. J.P. Morgan will endeavor to sustain business on behalf of its clients on that same business day or, where applicable, on a best efforts basis, during any and all contingency events, recognizing that service may be impacted for longer periods depending upon the seriousness of the event. In addition, in that J.P. Morgan is dependent upon various infrastructures (e.g. transportation, telecommunications, exchanges, industry utilities, etc.) J.P. Morgan’s ability to implement its plans may be impacted by issues with these infrastructures.
The recovery and business continuity plans of J.P. Morgan are subject to modification without notice. Updates will be posted to the Morgan OnLine website and customers may request this information by contacting their J.P. Morgan representative.
RISKS OF CERTAIN INVESTMENTS
The types of investments below involve special risks that should be evaluated carefully before a decision is made to invest directly in a self-directed brokerage account at J.P. Morgan Securities Inc. or to include type of investment in guidelines for an investment management account at JPMCB or one of its banking affiliates. Not all of the risks and other significant aspects of these investments are discussed here. Clients are advised to consult with their own legal, tax, financial and accounting advisors to the extent deemed necessary and are expected to rely upon their own evaluation of information they receive when making investment decisions.
1. Over-The-Counter Derivatives
Most Over-the-Counter (“OTC”) Derivatives are contracts that take one of four basic forms, although the forms can be overlapping and one transaction can involve elements of all four forms. These basic forms are (1) swaps, (2) options, (3) forwards and (4) hybrid instruments (which are debt obligations or other securities with embedded swaps, options or forwards). OTC Derivatives may be structured to be settled in a variety of ways, including in cash or by physical delivery of property against cash. No matter what form is involved, a common feature of OTC Derivatives is that the obligations of one or both of the parties are based on the value or market price of one or more underlying financial or commodity markets, to which the transaction is linked. A Client should not enter into an OTC Derivative unless the Client understands, at a minimum:
•	The fundamentals of the market underlying such OTC Derivative;

•	The legal terms and conditions of the documentation for such OTC Derivative;

•	The extent of the economic risk to which the Client is exposed as a result of such OTC Derivative;

•	The tax treatment of such OTC Derivative; and

•	The regulatory treatment of such OTC Derivative. The Client must determine that such investment and its risk are suitable in the light of the Client’s financial circumstances and objectives.
The following points should be considered in deciding whether to enter into a particular OTC Derivative:
•	Market risk. To the extent the obligations or rights in respect of an OTC Derivative are linked to prices or values in a particular market, the Client will be exposed to a risk of loss as a result of price or value movements in that market.

•	Credit Risk. JPMorgan Chase Bank, N.A. or one of its affiliates (a “Morgan Affiliate,” and together with JPMorgan Chase Bank, N.A., “JPMCB”) will generally be the counterparty in an OTC Derivative arranged by any Morgan Affiliate, including J.P. Morgan Securities Inc. (“JPMSI”). The Client therefore will be dependent upon the financial capacity of JPMCB to meet its obligations under each OTC Derivative contract prior to settlement, and may be unsecured with respect to those obligations of JPMCB (as opposed to being a creditor of a central clearing corporation as may generally be the case with exchange traded futures

•	Non-Transferability and Non-Marketability. OTC Derivatives will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other country unless otherwise specified in writing. OTC Derivatives will ordinarily be sold and offered in a transaction that is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D thereunder. There will be no public market for OTC Derivatives. In this regard, the Client will be required to represent that OTC Derivatives, or any securities underlying the OTC Derivatives, are being acquired for investment purposes only and not with a view to resale or distribution. OTC Derivatives generally cannot be assigned or transferred by a party without the prior written consent of the other party. JPMCB may, but is not obligated to, consent to the early termination of an OTC Derivative prior to its scheduled maturity at a negotiated price.It therefore may be impossible for the Client to liquidate a position in an OTC Derivative prior to maturity. Because OTC Derivatives are not standardized, engaging in another OTC Derivative transaction to offset an OTC derivative the Client has entered into with JPMCB will not automatically close out those positions (as may be true in the case of exchange-traded futures and options) and will not necessarily function as an effective hedge. The Client will continue to be obligated with respect to an OTC Derivative until it matures or is otherwise terminated.

•	Price Transparency. Because the prices and characteristics of OTC Derivatives are individually negotiated and there is no central source for obtaining prices, dealers in OTC Derivatives may quote different prices for similar transactions. JPMCB does not warrant that its prices will always be the best prices available.

•	Option Risk. Option transactions can be very risky. The risk of selling (writing) options is considerably greater than the risk involved in buying options. If the Client buys an option, the Client cannot lose more than the premium. If the Client sells (writes) an option, the risk can be unlimited. Fluctuations in currency exchange rates may affect the value of any OTC Option on securities trading in or denominated in a foreign currency, as well as the value of any payment or delivery of securities in connection with such OTC Option. Fluctuations in currency exchange rates may affect the value of any payment or delivery of securities in connection with such OTC Option.

•	Leverage Risk. Certain derivatives can be structured to allow for significant leverage. The use of leverage may have the effect of magnifying an investor’s losses or gains and causing an investor to be highly exposed to risk with very little capital or cash investment. As a result, a relatively small, unexpected change in the notional amount of an investor’s position could have a much larger adverse impact on the principal amount invested.

•	Collateral. Collateral may be required to support the Client’s obligations under OTC Derivatives. Additional collateral may be required after the Client has entered into an OTC Derivative. JPMCB and JPMSI will not provide the collateral for any OTC Derivative transaction.
Clients should not rely upon J.P. Morgan for an understanding of the risks, terms and conditions of OTC Derivatives, and the Client must review carefully the documentation for any OTC Derivative with a personal attorney or other adviser. J.P. Morgan will assume that when the Client enters into OTC Derivatives, the Client understands the characteristics and risk associated with such transactions.
2. Uncovered Options (Permitted Only in Self-Directed Accounts at JPMSI)
An uncovered (or “naked”) option transaction occurs when an investor buys or sells (writes) an option without having a position in the underlying asset. There are special risks associated with uncovered option writing which expose the investor to potentially significant loss. Therefore, this type of strategy may not be suitable for all clients, including those generally approved for options transactions.
The potential loss of uncovered call writing is unlimited. The writer of an uncovered call is in an extremely risky position, and may incur large losses if the value of the underlying instrument increases above the exercise price.
As with writing uncovered calls, the risk of writing uncovered put options is substantial. The writer of an uncovered put option bears a risk of loss if the value of the underlying instrument declines below the exercise price. Such loss could be substantial if there is a significant decline in the value of the underlying instrument.
Uncovered option writing thus is suitable only for the knowledgeable investor who understands the risks, has the financial capacity and willingness to incur potentially unlimited losses, and has sufficient liquid assets to meet applicable margin requirements. In this regard, if the value of the underlying instrument moves against an uncovered writer’s options position, JPMSI may liquidate stock or options positions in the Client’s account, with little or no prior notice in accordance with the Client’s Margin Agreement.
For combination writing, where the investor writes both a put and a call on the same underlying instrument, the potential risk also is unlimited.
If a secondary market in options were to become unavailable, investors could not engage in closing transactions, and an option writer would remain obligated until expiration or assignment.
The writer of an American-style option is subject to being assigned an exercise at any time after he has written the option until the option expires. By contrast, the writer of a European-style option is subject to exercise assignment only during a specified exercise period.
Note: This brief discussion is not intended to enumerate all of the risks entailed in writing uncovered options. It is expected that the Client also will read the booklet entitled Characteristics and Risks of Standardized Options available from JPMSI. In particular, the Client’s attention is directed to the chapter entitled Risks of Buying and Writing Options. If the Client enters into an option contract, the Client thereby will confirm that the Client has received and read the aforementioned booklet.
3. Emerging Markets
Emerging markets securities and transactions involving emerging markets securities are subject to substantial risk arising from a number of factors including, but not limited to: (1) economic and political instability in the regions where emerging markets issuers conduct business, (2) significant volatility in the markets for emerging markets securities and the currencies in which they may be denominated and (3) the potential for loss of the Client’s entire investment as a result of insolvency, market or government action, or other similar factors which could render the securities valueless.
Generally less information is publicly available with respect to emerging markets issuers and obligors than is available with respect to United States companies. Many emerging markets companies are not subject to the uniform accounting and financial reporting requirements applicable to issuers and obligors in the United States; additionally, accounting, auditing, financial and other reporting standards in emerging markets jurisdictions are often not equivalent to the standards established in the United States and therefore disclosure of certain material information may not be made.
There may exist only small markets for certain emerging markets securities, resulting in low or non-existent volumes of trading in such assets, and therefore a lack of liquidity and price volatility of such assets. Settlement periods for transactions of emerging markets securities may also be longer than settlement times for assets of United States issuers, and settlement systems may be unreliable.
This may also affect the liquidity and price volatility of emerging markets securities.
The risks are significantly more pronounced in derivative instruments (options, swaps, futures, etc.) on emerging markets securities.
4. Non-Traditional Investment Strategies
Non-traditional, or alternative, investment strategies include investments in hedge funds, private equity funds, real estate funds, and funds comprised of such funds. Such funds are sometimes referred to as private investments because they are typically organized pursuant to exemptions from registration under federal securities laws and therefore are not offered to the general public. They are appropriate for certain qualified investors only. Such funds: (1) often engage in leveraging and other speculative investment practices that may increase the risk of the complete loss of the investment; (2) can be highly illiquid because of the absence of any trading market and restrictions on resale as a result of regulatory or contractual provisions; (3) are not required to provide periodic pricing or valuation information to investors; (4) may involve complex tax structures and delays in distributing important tax information; (5) are not subject to the same regulatory requirements as mutual funds; (6) often charge high fees; (7) may be exposed significantly to foreign currency and investment risk; and (8) may experience high return volatility. In addition, any number of conflicts of interest may exist in connection with the sale, distribution, management or operation of such funds.
Although interests in private investment funds sometimes may be resold in privately negotiated transactions, the prices realized on these sales could be less than the original investment. It is a condition of many fund investments offered through J.P. Morgan that the Client maintain an investment management, trust, or custody/asset account at JPMCB or one of its affiliates for so long as the Client owns the investment.
Private funds are offered only by confidential private placement memorandum or similar document (the “PPM”).The PPM provides important detailed information regarding fees, merits, risks, investment objectives, and other matters of interest, and must be read carefully before a decision is made on whether to invest. However, generally no PPM will be delivered to the Client for whom JPMCB exercises investment discretion. JPMCB will provide a copy of the PPM to a discretionary Client upon request.
Morgan Affiliates may be the issuer of interests in these funds or may provide advisory, management, administrative or other services to issuers, including issuers who also are Morgan Affiliates, and may be compensated separately for such functions. JPMSI or another Morgan Affiliate may act as placement agent for such interests and may be compensated by the issuer for providing placement services. Such compensation is in addition to fees and commissions the Client pays in connection with purchasing an interest or in connection with the Client’s investment management, brokerage or custody account. Investments in private funds entail the execution and delivery of a subscription agreement. If JPMCB is investing on behalf of a discretionary Client, JPMCB will complete and execute the subscription agreement on the Client’s behalf. The subscription agreement will require JPMCB to make certain representations and warranties relating to the Client. Such representations and warranties relate to, but are not limited to, the Client’s status as an “accredited investor,” a “qualified purchaser,” a “qualified eligible person,” or “U.S. person” within the meaning of applicable securities laws; whether the Client or the Client’s account is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”); organizational data if the Client is an entity; whether the Client is a regulated institution that is subject to legal or regulatory restrictions or limitations on the nature of its investments (such as a bank or an insurance company); whether the Client is restricted by rules of the National Association of Securities Dealers from participating in initial public offerings by reason of the Client’s association with any broker, dealer, bank or other securities business; and whether the Client falls into a category of person whose ability to do business with a financial institution is limited by laws intended to prevent money laundering and terrorist financing. JPMCB will rely on information provided to it by the Client in making all representations and warranties contained in a subscription agreement and may be liable to a fund if any such representation or warranty is untrue. In the event of such liability, the Client will be required to indemnify JPMCB and its affiliates for all loss and damage, including attorneys’ fees. Clients who invest in private funds through their self-directed brokerage accounts at JPMSI will sign subscription agreements containing the same representations and warranties.
5. Complementary/Structured Strategies
Structured strategies are securities in which swaps, options, futures, forwards or other combinations or types of derivatives are embedded. Their returns typically are linked to the performance of one or more underlying U.S. or international securities, indices, rates, currencies, or commodities (please see Section 11 below for a discussion of the special risks of investing in commodities and Section 12 below for a discussion of the special risks of investing in currencies), and may incorporate leverage.
Investments in structured strategies may not be suitable for all investors. These types of investments entail varying degrees of risk, and while some structured strategies offer full or partial principal protection, others can subject the Client to the loss of the full amount invested. Structured strategies offered by J.P. Morgan (referred to herein as “Structures”) may be structured using unsecured and unsubordinated debt obligations of JPMorgan Chase & Co. or its affiliates (“JPM”) or various non-Morgan affiliate issuers, and may also take the form of deposits (which may or may not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government authority), equity or partnership interests, certificates, warrants or interests in special purpose vehicles. The Client therefore will be dependent upon the issuer’s financial capacity to meet its obligations under a Structure. Structures may or may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other country and if not registered, will be sold and offered in a transaction that is intended to be exempt from registration under the Securities Act. Structures may or may not be publicly listed or traded on an exchange and therefore may be illiquid investments. Prior to maturity Structures issued by JPM may be repurchased by JPM only and only upon terms and conditions acceptable to it, and in most cases the Structures are not-transferable and are nonnegotiable.
In the event that JPM consents to early liquidation, the Client will likely not fully participate in any benefits of the Structure, such as principal protection, buffers, or enhanced returns.

Structures will be offered by prospectus, term sheet or offering memorandum (collectively, an “offering document”), and the offering document will provide more detailed information regarding the Structures. The applicable offering document must be read carefully before a decision is made to invest. However, generally no offering document will be delivered to a Client for whom J.P. Morgan exercises investment discretion.
The issue price of a Structure will include the cost of hedging the issuer’s obligations under such Structure, which includes an estimated profit component. It also will include compensation paid to JPM for structuring, underwriting and marketing work involved in packaging a Structure as one instrument. Compensation paid to JPM will vary with each Structure but is not expected to exceed, on an annual basis, two percent. If, however, a Structure has an early redemption feature and is redeemed prior to maturity, the compensation will not be prorated and limited to the period during which the Structure was outstanding, and in such event, the compensation paid will be higher. A Structure may also include an annual fee embedded in an index or calculation, payable to the issuer or index sponsor (which may be JPM or a non-Morgan affiliate issuer) for structuring or calculating a proprietary index or formula.
JPM also generally acts as calculation agent for Structures and determines the amount, if any, that will be paid to the Client at maturity. In performing its duties as calculation agent, JPM may have interests adverse to the interest of the holders of the Structures, which may affect the Client’s return on a Structure, particularly where JPM, as the calculation agent, is entitled to exercise discretion.
If JPMCB invests in a Structure on behalf of a Client for whom it exercises investment discretion, JPMCB may be required to make certain representations and warranties relating to the Client. Such representations and warranties relate to, but are not limited to, the Client’s status as an “accredited investor” as defined by the Securities Act. JPMCB will rely on information provided to it by the Client in making all required representations and warranties and may be liable to the issuer or the issuer’s placement agent if any such representation or warranty is untrue. In the event of such liability, the Client will be required to indemnify JPMCB and its affiliates for all loss and damage, including attorneys’ fees.
6. Mutual Funds
Mutual funds are sold only by prospectus, and the prospectus contains important information regarding the fund’s investment objectives, merits, risks, charges, expenses and other matters of interest. Mutual funds may not be suitable for all investors and the Client agrees to request the prospectus and read it carefully before deciding to invest. However, no prospectus will be delivered to the Client prior to an investment if JPMCB is investing on behalf of a Client for whom it exercises investment discretion. JPMCB will provide a copy of the prospectus to a discretionary Client upon request.
Although most mutual funds available through J.P. Morgan will follow a traditional long-only investment strategy, some mutual funds may utilize investment strategies similar to those employed by private funds. Such funds may or may not have the liquidity of traditional mutual funds, provide periodic pricing or valuation information to investors, and are subject to the same regulatory requirements as traditional mutual funds, but they engage in leveraging and other speculative investment practices commonly used by hedge funds that may increase the risk of the complete loss of the investment. Such funds generally also charge higher fees than traditional mutual funds and have higher expenses. The use of leverage increases risk to a fund, and the more a fund invests in leveraged instruments, the more it could magnify gains or losses to those investments.
JPMCB, JPMSI or their affiliates may provide administrative, custodial, sales, distribution or shareholder services to funds established, sponsored, advised, or managed by their affiliates as well as by third parties, and JPMCB, JPMSI or their affiliates may be compensated for such services.
7. Municipal Bonds
Municipal bonds are offered by an official statement and may not be suitable for all investors. A Client should consult with an independent tax advisor regarding whether municipal bonds are appropriate for the Client’s particular situation.
JPMSI or Morgan Affiliates may hold a position or act as market maker in the financial instruments of any issue the Client may invest in, or act as underwriter, placement agent, advisor, or lender to an issuer. If municipal bonds are sold prior to maturity, prices may be higher or lower than the original purchase price and actual yields may be higher or lower than the yields indicated at the time of my investment. Yield quotations and market values will thus fluctuate over time and in certain instances interest from some municipal bonds will be subject to the Alternative Minimum Tax (AMT).
8. Real Estate
Real estate investments are likely to be risky, illiquid and long-term. Real estate ownership and the real estate industry in general are subject to many risks, including the burdens of ownership of real property; local, national and international economic conditions; supply and demand for properties; the financial condition of tenants, buyers and sellers; changes in interest rates and the availability of mortgage funds; changes in environmental laws and regulations, planning laws and other governmental rules and fiscal and monetary policies; claims arising out of undisclosed or unknown environmental problems or as to which inadequate reserves have been established; changes in real property tax rates; changes in energy prices; force majeure events; terrorist events; and under-insured or uninsurable losses. Real estate assets are subject to long term cycles that gives rise to significant volatility in values.
Illiquidity may result from the absence of an established market for the property. The possibility of partial or total loss of capital will exist and investors should not invest in real estate unless they can readily bear the consequences of such loss. Even if real estate investments are successful, they are unlikely to produce a realized return to the investors for a period of years.
Securities issued by real estate fund companies, including real estate investment trusts (“REITs”) are subject to the risks associated with the direct ownership of real estate as well as the risks associated with the fund company or REIT itself.
Such companies carry the risks of possibly limited operating history, unspecified portfolios, uncertainties in calculating net asset value due to reliance upon appraisals, and restrictions on redemption arising out of the illiquidity of the underlying portfolio. REITs also carry the risk of the possible failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which will have adverse tax consequences for investors.
9. Exchange Traded Funds
Exchange traded funds (ETFs) are index funds or trusts that are listed on an exchange. Investors can buy or sell shares in the collective performance of an entire stock or bond portfolio as a single security. Unlike index mutual funds, which have their net asset values calculated at the end of each trading day, ETF prices change within the trading day, fluctuating with supply and demand, so that the price of an ETF may be different than its net asset value.
Leveraged or inverse ETFs are highly complex financial instruments and, due to the effects of compounding, their performance over longer periods of time can differ significantly from their stated daily objective. Leveraged and inverse ETFs typically are designed to achieve their stated performance objectives on a daily basis. Some investors might invest in these ETFs with the expectation that the ETFs may meet their stated daily performance objectives over the long term as well. Investors should be aware that performance of these ETFs over a period longer than one day can differ significantly from their stated daily performance objectives. Leveraged and inverse ETFs may pursue a range of investment strategies through the use of swaps, futures contracts and other derivative instruments, and are inherently more volatile then their underlying benchmark or index. Additionally, leveraged ETFs positions will be subject to applicable maintenance margin requirements which may be greater or differ from margin requirements on their non-leveraged counterparts.
Exchange traded funds are sold by prospectus. The prospectus contains important information regarding the investment objectives of the ETF, its merits, risks, charges, expenses and other matters of interest, and must be read carefully before a decision is made to invest. However, no prospectus will be delivered to the Client prior to an investment if JPMCB makes the investment on the Client’s behalf pursuant to a discretionary portfolio mandate. JPMCB will provide a copy of the prospectus to a discretionary Client upon request.
ETFs are subject to risks similar to those of stocks. Investment returns will fluctuate and are subject to market volatility, so that an investor’s shares, when redeemed or sold, may be worth more or less than their original cost. In addition, there is no guarantee that an ETF will track the exact performance of its index.
ETFs, including leveraged or inverse ETFs, may not be suitable for all investors.
10. High Yield Fixed Income Securities
High yield fixed income securities come in many forms. Common ones are high yield bonds, asset-backed securities, mortgage-backed securities, mezzanine securities, and collateralized bond obligations (“CBOs”).
High yield bonds (sometimes known as “junk” bonds) are non-investment grade bonds of varying maturities. They generally will be in the lower rating categories of the major rating agencies or may be unrated. High yield bonds typically pay more interest than other bonds because they involve a greater risk that the issuer will default in the timely payment of interest and principal. Issuers of high yield bonds may have a lot of debt. During an economic downturn, a period of rising interest rates or a recession, high yield issuers with a lot of debt may experience financial problems leading to a default, and high yield bonds tend to fall in price during such periods. They also may have other creditors with the right to be paid before the high yield bond holder. High yield bonds fluctuate more widely in price and yield than investment grade bonds and are not as liquid.
Asset-backed securities are bonds backed by a pool of assets, usually loans such as installment sale contracts or credit card receivables. The loans underlying asset-backed securities may be unsecured, with no collateral to seize if the underlying borrower defaults. Asset-backed securities may be prepaid at any time, which will reduce their yield and market value. When interest rates fall, prepayment rates rise as borrowers pay off existing debt and refinance at new lower rates. As a result, reinvestment of the prepayment proceeds generally will be at a lower rate of return than the return on the assets that were prepaid.
Mortgage-backed securities are subject to the same risks as asset-backed securities except that the underlying loans generally will be secured by real property.
Mezzanine investments are subordinated debt securities which receive payments of interest and principal after more senior secured creditors are paid. They generally are issued in private placements in connection with an investment in an equity security. They carry the risk that the issuer will default on payment of interest and principal and that the equity securities purchased with the proceeds of mezzanine investments will lose value.
CBOs are securities backed by a diversified pool of high yield securities and are subject to the same risks as the high yield securities in the pool.
11. Commodities
(a) In General Commodities include hard assets, such as agricultural products, metals, or petroleum as well as securities futures based on common stock, certain exchange-traded funds and American Depositary Receipts, and securities indices.
Commodity futures contracts can be used for speculation, hedging, and risk management. Commodity futures contracts are not appropriate investments for all investors. When they are used for speculation, it is possible to realize substantial profits in a short period of time, but it is also possible to incur substantial losses in a short period of time. Such losses may be larger than the initial commitment of capital because futures trading is highly leveraged.
Because of the leverage involved and the nature of futures contract transactions, losses may be felt immediately because gains and losses are credited or debited to the investor’s account, at a minimum, on a daily basis. The purchase or sale of a futures contract requires the investor to make an initial deposit of money, known as margin. Margin, in the context of futures trading, is different than the margin involved in the purchase of stocks. The purchase of stocks on margin involves a cash down payment and credit extended by the broker for the purchase. The margin required to buy or sell a futures contract is a deposit of money that can be drawn on by the broker to cover any daily losses. If movements in the markets for futures contracts or the underlying commodity decrease the value of the investor’s positions in futures contracts, the investor may be required to deposit additional funds in his or her account as margin. If an account is under the minimum margin requirements set by the exchange or the investor’s broker, the position may be liquidated at a loss, and the investor will be liable for any deficit in the account. Minimum margin requirements for a particular futures contract at a particular time are set by the exchange on which the contract is traded and are subject to modification based on market conditions. An increase in market volatility and the range of daily price movements is frequently a reason for raising margins.
Futures contracts cannot be sold like stocks or bonds. They generally must be liquidated by the investor entering into an equivalent but opposite position in another contract month, on another market, or in the underlying commodity. If a position in a futures contract cannot be liquidated, the investor may not be able to realize a gain in the value of the position or prevent losses from mounting. An inability to liquidate could occur, for example, if trading is halted due to unusual trading activity in either the futures contract or the underlying commodity; if trading is halted due to recent news events involving the issuer of the underlying commodity; if systems failures occur on an exchange or at the investor’s broker; or if the position is on an illiquid market. An exchange may set a maximum daily limit on market price increases and decreases, and will halt trading when the limit is reached. In the event prices have risen or fallen by the maximum daily limit, and there is no trading in the contract permitted (known as a “lock limit” market), it may not be possible to execute an order at any price. Markets may be lock limit for more than one day, resulting in substantial losses to futures investors who may find it impossible to liquidate losing futures positions.
Even if the investor can liquidate the position, it may be at a price that involves a large loss. For the same reasons, it may also be difficult or impossible to manage risk from open futures positions by entering into offsetting positions.

An alternative method of participating in futures trading is through a commodity pool, which is a pooled investment vehicle that invests in commodities (and, typically, securities as well). A commodity pool participant will not have an individual trading account. Instead, the funds of all pool participants are combined and traded as a single account. Each investor shares in the profits or losses of the pool in proportion to his or her investment in the pool. Although commodity pools can offer benefits such as greater diversification among commodities than an investor might obtain in an individual trading account, the absence of margin calls, and a limitation on losses to the amount invested, the risks a pool incurs in any given futures transaction are no different than the risks incurred by an individual trader. The pool still trades in futures contracts which are highly leveraged and in markets that can be highly volatile. And like an individual trader, the pool can suffer substantial losses as well as realize substantial profits.
(b) Securities Futures
Trading in security futures contracts requires knowledge of both the securities and the futures markets. Under certain market conditions, the prices of security futures contracts may not maintain their customary or anticipated relationships to the prices of the underlying security or index. These pricing disparities could occur, for example, when the market for the security futures contract is illiquid, when the primary market for the underlying security is closed, or when the reporting of transactions in the underlying security has been delayed. For index products, it could also occur when trading is delayed or halted in some or all of the securities that make up the index. The investor may be required to settle certain security futures contracts with physical delivery of the underlying security. If a position in a physically settled security futures contract is held until the end of the last trading day prior to expiration, the investor will be obligated to make or take delivery of the underlying securities, which could involve additional costs. The actual settlement terms may vary from contract to contract and exchange to exchange.
Although security futures contracts share some characteristics with options on securities (options contracts), these products are also different in a number of ways.
The purchaser of an options contract has the right, but not the obligation, to buy or sell a security prior to the expiration date. The seller of an options contract has the obligation to buy or sell a security prior to the expiration date. By contrast, if an investor has a position in a security futures contract (either long or short), the investor has both the right and the obligation to buy or sell a security at a future date. The only way to avoid the obligation incurred by the security futures contract is to liquidate the position with an offsetting contract.
A person purchasing an options contract runs the risk of losing the purchase price (premium) for the option contract. Because it is a wasting asset, the purchaser of an options contract who neither liquidates the options contract in the secondary market nor exercises it at or prior to expiration will necessarily lose his or her entire investment in the options contract. However, a purchaser of an options contract cannot lose more than the amount of the premium. Conversely, the seller of an options contract receives the premium and assumes the risk that he or she will be required to buy or sell the underlying security on or prior to the expiration date, in which event his or her losses may exceed the amount of the premium received. Although the seller of an options contract is required to deposit margin to reflect the risk of its obligation, he or she may lose many times his or her initial margin deposit. By contrast, the purchaser and seller of a security futures contract each enter into an agreement to buy or sell a specific quantity of shares in the underlying security. Based upon the movement in prices of the underlying security, a person who holds a position in a security futures contract can gain or lose many times his or her initial margin deposit. In this respect, the benefits of a security futures contract are similar to the benefits of purchasing an option, while the risks of entering into a security futures contract are similar to the risks of selling an option.
12. Currencies and Foreign Exchange
Foreign currencies or baskets of currencies may be very volatile and may experience significant drops in value over a short period of time. The value of a foreign currency will depend, among other economic indicators, on movements in exchange rates. Risks and special considerations with respect to foreign currencies include, but are not limited to, economic uncertainties, currency devaluations, political and social uncertainties, exchange control regulations, high rates of interest, a history of government and private sector defaults, significant government influence on the economy, less rigorous regulatory and accounting standards than in the United States, relatively less developed financial and other systems and limited liquidity and higher price volatility of the related securities markets.
APPENDIX: ASSET ACCOUNT AND DEPOSIT ACCOUNT — FUNDS AVAILABILITY POLICY STATEMENT
General Policy: Wire transfers, electronic direct deposits, and cash deposits made with a banker or at an ATM that does not require a deposit envelope will be available on the day we receive your deposit. Except as described later in this policy, when you make other deposits, the funds are available on the first business day after the day we receive your deposit. Available funds may be withdrawn in cash or used to pay checks and other items.
When Your Deposit Is Received: If you make a deposit on a business day before our cutoff times at a Chase branch or ATM, we will consider that day to be the day of your deposit. However, if you make a deposit after the cutoff time, or on a day that is not a business day, we will consider the deposit to have been made on the next business day.
•	For determining the availability of your deposits, every day is a business day, except Saturdays, Sundays, and federal holidays.

•	Cutoff times for branch deposits vary by location. For most branches, the cutoff time will be the end of the business day. If it is different, the branch will post signs indicating the earlier cutoff time. The cutoff time will be no earlier than 2 p.m. local time.
For example: You make your deposit on Friday at 5:45 p.m. and the cutoff time for that branch is 5:00 p.m. We consider the deposit to be received on the next business day, which is Monday. But if Monday is a holiday, we consider the deposit to be received on Tuesday.
•	For deposits at most ATMs, the cutoff time is 11 p.m. Eastern time. For ATMs with an earlier cutoff, the ATM screen will notify you of the cutoff time. For all ATM transfers between accounts, the cutoff time will be determined by where your account is located, regardless of the location of the ATM, as follows:

State Where Account is Located	Cutoff Time (all p.m.)
CT, FL, GA, IN, KY,	9:00 ET
MI, OH, NJ, NY, WV
IL, LA, OK, TX, WI	9:00 CT
AZ	9:00 MST (when Daylight Savings Time is in effect, 8:00 MST)
CO, ID, UT	9:00 MT
CA, NV, OR, WA	8:00 PT

•	Deposits placed in a night depository are considered received when we remove them from the night depository. We will remove deposits not later than the next business day.

•	Branches in some locations may be closed on business days in observance of a state holiday or because of an emergency, and deposits made when those branches are closed (either at a night depository or at an ATM that requires an envelope for deposits) will be considered received on the next business day when the branch is open.

•	All deposits made by mail and addressed to Chase without using a specific branch name and street address will be considered received by the Chase-By-Mail facility in Louisville, Kentucky as of the date such deposit is received by this facility.
Longer Delays May Apply: In some cases, we may not make all of the funds that you deposited by check available by the first business day after the day of your deposit. Funds may not be available until the second business day after the day of your deposit. However, at least the first $100 of these deposits will be available on the first business day after the day of your deposit.
If we are not going to make all of the funds from your deposit available on the first business day, we will notify you at the time you make your deposit. We will also tell you when the funds will be available. If your deposit is not made directly to our employee, or if we decide to take this action after you complete your deposit, we will mail you the notice by the day after we receive your deposit. If you will need the funds from a deposit right away, you should ask us when the funds will be available.
Funds you deposited by check may be delayed for longer than two business days under the following circumstances:
•	We believe a check you deposited will not be paid;

•	You deposited checks totaling more than $5,000 in any one day;

•	You re-deposited a check that has been returned unpaid;

•	You have overdrawn your account repeatedly in the last six months; or

•	There is an emergency, such as failure of communications or computer equipment.
We will notify you if we delay your ability to withdraw funds for any of these reasons, and we will tell you when the funds will be available. They will generally be available no later than the seventh business day after the day of your deposit.
Special Rules for New Accounts: If you are a new account customer, the following special rules may apply during the first 30 days your account is open:
•	Funds from deposits of the first $5,000 of a day’s total deposits of cashier’s, certified, teller’s, traveler’s, and federal, state, and local government checks will be available on the first business day after the day of your deposit if the deposit meets certain conditions. For example, the checks must be payable to you. The excess over $5,000 will be available on the ninth business day after the day of your deposit. If your deposit of these checks (other than U.S. Treasury checks) is not made in person to one of our employees, the first $5,000 will not be available until the second business day after the day of your deposit; and

•	Funds from all other check deposits will be available no later than the fifteenth business day after the day of your deposit.
Holds on Other Funds: If we cash a check for you that is drawn on another bank, we may withhold the availability of a corresponding amount of funds that are already in your Account. Those funds will be available at the time funds from the check we cashed would have been available if you had deposited it.
APPENDIX: OTHER BANKING SERVICES RELATING TO ACCOUNTS
A. FUNDS/WIRE TRANSFERS
1. Definitions
A “funds transfer” means a series of transactions, beginning when an originator issues a payment order for the purpose of paying the beneficiary of such order (the “beneficiary”), but does not include payments made by check or credit card, a debit transfer made through the Automated Clearing House System (“ACH”) or transfers governed by the federal Electronic Fund Transfer Act. The term “payment order” means an instruction to a receiving bank transmitted orally, electronically, or in writing to pay a fixed or determinable amount to a beneficiary.
2. Payment Orders
I may issue payment orders orally, electronically or in writing, as arranged, against my Accounts, subject to your acceptance. You will receive and process payment orders only on your Business Days, and within your established cutoff hours. You may debit any of my Accounts for the amount of each payment order you accept and all associated fees. No restrictions upon your acceptance of payment orders or upon the Accounts which you may debit shall be binding unless agreed to by you in writing. Unless otherwise agreed, communications requesting cancellation or amendment of payment orders must be received no later than 4:00 p.m. on the Business Day preceding the day you are to execute my payment order.
Notwithstanding any instructions by me to the contrary, you reserve the right to utilize any funds transfer system and any intermediary bank you choose in the execution of any payment order you accept and may otherwise use any means of executing the payment order which you deem reasonable under the circumstances.
3. Security Procedure
All payment orders, and communications requesting cancellation or amendment of payment orders, issued in my name are subject to verification by you pursuant to a mutually agreed upon security procedure. Unless otherwise agreed, you may furnish confidential security procedure material to any person authorized on my Account or to any other person you reasonably believe to be authorized to receive such information. I must safeguard any such security procedure materials and make them available only to persons who are authorized to give instructions using such procedures.
Unless you and I have agreed in writing to an alternate security procedure, the authenticity of oral or written (including writings transmitted by facsimile) wire transfer payment orders may, at your discretion, be verified by telephonic call-back confirmation with an individual purporting to be a person reflected on your records as having authority to initiate wire transfers. I agree that this security procedure is a commercially reasonable security procedure for those wire transfer payment orders.
4. Foreign Currency Transfers
If I issue, and you accept, a payment order for payment outside the U.S. in a currency other than the U.S. dollar, you shall debit my Account for the U.S. dollar equivalent of the amount of the foreign currency transferred at your then prevailing rate of exchange or as otherwise agreed. In processing my funds transfers, other banks may deduct their fees from the payment orders issued to them. If the beneficiary’s bank is instructed to pay in a currency other than its local currency, payment may be made by the beneficiary’s bank at its rate of exchange on the date of its payment. In connection with each funds transfer, I shall be responsible for complying with all local currency restrictions and any other local law governing the transaction.

5 . Identification Numbers
In accepting a payment order issued in my name, you may rely upon the identifying number (such as a Fedwire routing number or account number) of the beneficiary, the beneficiary’s bank or any intermediary bank and use only such numbers in executing the order. Also, the beneficiary’s bank in the payment order may make payment on the basis of the identifying number even though it identifies a person different from the named beneficiary. Accordingly, I shall be responsible for the consequences of any inconsistency between the name and identifying number, as instructed, of any party in a payment order.
6. Funds Transfer Notices
In any funds transfer where I am the recipient or beneficiary of the transfer, you shall not be obligated to notify me of any such payment to my Account, other than to record such payment in my next regular statement of account. In the event that you send me an additional notice of the receipt of such a funds transfer for my account, I may not withdraw such funds until you have received payment from the sender of such transfer.
7. Other Procedures
You may from time to time provide me with operational procedures or instructions regarding your funds transfer service.
8. Direct Deposit
I may designate you as the bank to receive deposits made directly by any payor to any of my Accounts. These direct deposits may include, for example, my salary, Social Security benefits, and pension or annuity payments.
If you receive a demand for reimbursement from any payor claiming that I was not entitled to certain payment(s), you are authorized to charge my Accounts for the amount of the claim. Any action by you for reimbursement from me may also be made against my estate, heirs and legal representatives, who shall be liable for any claims made against and/or expenses incurred by you. You may terminate any direct deposit service at any time without notice and/or make this service subject to other conditions, at your discretion.
9. Limitations On Liability
Your liability for payment orders that are not authorized and not effective as my order or that are not enforceable against me shall be limited to a refund of the amount paid pursuant to such payment order, and if applicable law requires, interest on the refundable amount. Under no circumstances will you or any Morgan Affiliate be liable for any indirect, incidental, special or consequential damages, regardless of the form of action and even if you or such Morgan Affiliate has been advised of the possibility of such damages, nor shall you or any Morgan Affiliate be liable for any attorneys’ fees I incur.
B. RECEIPT OF AUTOMATED CLEARING HOUSE ENTRIES
All Automated Clearing House (“ACH”) credits and debits received for my account will be received by you subject to the rules of the National Automated Clearing House Association and any other applicable ACH rules. I agree to be bound by the ACH rules. Any credit given by you to me for an ACH credit shall be provisional until you receive final payment. If you do not get paid, you may revoke the provisional credit and charge the amount to my Account or obtain a refund from me, in which case the originator of the credit entry shall not be deemed to have paid me the amount of such entry. Unless you otherwise agree in writing, you shall not notify me of your receipt of ACH transactions other than as recorded in my next regular Account statement.
APPENDIX: GENERAL RULES AND REGULATIONS FOR DEPOSIT ACCOUNTS
A. DEPOSITS IN AND CHARGES AGAINST MY ACCOUNT
1. Final Payment of Checks, Drafts and Other Instruments
Any Item I deposit is received for collection only, even if you cash the Item (in whole or in part by a deposit less cash) or give me credit for it. All Items are credited or cashed subject to final payment.
You choose the method of obtaining final payment of an Item for me and may use other banks in the process. You are not responsible for actions taken by other banks, nor for the loss or destruction of any Item in the possession of other banks or in transit. I agree that you have used due care in selecting any collecting agent that is (i) a bank or savings institution insured by the Federal Deposit Insurance Corporation or other governmental entity, (ii) a Federal Reserve Bank, or (iii) any clearinghouse association. Any bank may refuse to honor a deposited Item or may honor one refused by another bank. You are not responsible for any act or failure to act that is reasonable under the circumstances or that is taken or omitted under the laws, rules, regulations, or practices referenced herein.
2. Returned Items and Notices of Claims
If any Items are returned by the payor bank for any reason, or if any instrument you or a subsequent collecting agent receives in payment for collection Items is not paid, or if any Item drawn on you is not paid, you may charge the Item back to my Account. If the payor bank on any Item returns the Item to you or makes a claim against you based on an asserted unauthorized signature or endorsement or an asserted alteration, you may accept that return or pay that claim and charge my Account for all or any part of the amount of the Item, even if the claim is made after the payor bank’s return deadline. If I deposit or cash an Item drawn on you and the Item or any endorsement is asserted to be altered, forged or unauthorized, you may charge back all or any part of the amount of the Item, even if the charge back is made after your midnight deadline. If you determine to charge my Account(s), you shall notify me in a timely manner. You may exchange information with others concerning any such claim made against you. If you receive notice that an Item deposited in my Account or that I cashed has not been paid, you may either immediately charge back my Account or place a hold on my Account and charge my Account for the Item when the Item is returned to you. If a returned Item is one that you cashed for me, you may charge back or hold funds in any of my Accounts with you, including joint accounts. Any Item lost in the mail or transit or chargeable back to me for any other cause may be charged back whether or not the original Item itself can be returned.
3. Account Debiting
(a) General
My Account may be debited on the day an Item is presented to you or at such earlier time as notification is received by you by electronic or other means that an Item drawn on my Account has been deposited for collection in another financial institution. A determination of my Account balance for purposes of making a decision to dishonor an Item for insufficiency of available funds may be made at any time between the receipt of such presentment or notice and the time of return of the Item, and no more than one such determination need be made.
(b) Facsimile Signature and Signatures with a Symbol You may in your discretion agree to open an account with facsimile signatures or signatures with a symbol. A “facsimile signature” is any signature made other than by the signer’s manual writing, and includes any signature made by any device (including a manual stamp) or machine (including a computer-generated copy or photocopy of a manual signature). A “signature with a symbol” is any signature made by an “X” or any other set of marks, or any signature containing a symbol, in each case other than the name of the person signing. If you open an account with authorized facsimile signatures, I authorize you to pay any Item bearing a facsimile that resembles the signature on file. If you open an account allowing a signature with a symbol, I authorize you to pay any Item bearing the same or any similar symbol in the signature line. I agree that there is no commercially reasonable way for you to determine whether facsimile signatures or signatures with a symbol are authentic or authorized. If I request an account to bear facsimile signatures or a symbol as a signature, I assume all risk of forged or unauthorized Items bearing a facsimile signature or a signature with a symbol.
(c) Electronic Instructions
You may honor any instruction received by telecopier, computer or other electronic transmissions so long as this complies with your internal policies and procedures if you reasonably believe such instruction to be genuine or if such instructions are received in accordance with any security procedures agreed upon by you and me or in accordance with any other agreements you may have with me regarding the acceptance of such instructions.
(d) Preauthorized Drafts
From time to time, you may receive Items generated by third parties for payment against my Account that do not bear my signature. Typically, such Items (known as “preauthorized drafts”) are used to pay for merchandise or other debts owed by me to the third party. I authorize you to pay such Items if presented for payment against my Account. In addition, your charging of this type of Item to my Account, without timely objection by me pursuant to this Agreement, shall constitute authorization by me to charge against my Account any subsequent Item generated by the same third party, whether or not I state to you after payment that such subsequent Item was not authorized by me, unless I have notified you in writing a reasonable time before any such subsequent Items are presented to you for payment that you should no longer charge to my Account Items generated by that third party.
(e) Insufficient Funds and Returned Item Fees
You may charge a fee for any item presented when my account is overdrawn, whether or not you pay the item. If you pay the item, you will charge an Insufficient Funds fee. If you return the item, you will charge a Returned Item fee. You will not charge an Insufficient Funds Fee for a non-repeating (“everyday”) debit card transaction in two cases: if I have notified you not to pay debit card overdrafts or, for personal accounts, if I have not notified you to do so by August 15, 2010.
You may limit the number of Returned Item and Insufficient Funds fees you charge for a business day. You will not charge Insufficient Funds fees if my ending account balance is overdrawn by $5.00 or less.
I will refer to my fee schedule for information about what fees apply and how fees are calculated for my account.
4. Overdrafts
You may, but are not required to, refuse to pay any item unless my available account balance at the time is equal to or more than the amount of the item, plus all other items received. Even if you have paid overdraft items previously, you will not be required to do so at any future time. You generally will not authorize a non-repeating (“everyday”) debit card transaction if my available account balance is insufficient to pay the transaction in two cases: if I have notified you not to pay debit card overdrafts or, for personal accounts, if I have not notified you to do so by August 15, 2010. My “available account balance” is the balance after deducting (1) deposits that are not yet available for withdrawal under my funds availability policy, (2) debit card or other transactions that you are legally obligated to pay, or have already paid out in cash, (3) other pending transactions like ACH transactions, and (4) any holds on my account to comply with court orders or other legal requirements.
An “overdraft,” or “overdrawing” my account, means that my account balance, minus deposits that are not yet available and minus holds on my account to comply with court orders or other legal requirements, is negative or is less than the total of all items presented on a business day.
You look at my account balance only once from the time you receive an item until you return it to decide whether the item causes an overdraft. You may charge my account for a debit card transaction based on the authorization request.
Generally, for each business day, you will (i) add deposits to my account, (ii) subtract wire transfers, debit card transactions, online banking transactions, ATM withdrawals, teller cash withdrawals, cashed checks and deposited checks drawn on you, in the order in which they were authorized, withdrawn, or deposited, and (iii) subtract all other items in highest to lowest dollar amount. You reserve the right to use a different order in certain states.
It is my responsibility to avoid overdrawing my account. I can talk with a banker to learn about Overdraft Protection services. You also offer Personalized Alerts to keep me informed about the balance and transactions in my account.
I must immediately pay the amount of any overdraft together with any applicable fees or charges. If I fail to do so, I may be charged additional fees or interest. Until I pay such balance in full, I will pay interest on the amount of the overdraft at the rate indicated on the applicable rate schedule. You also may report me to credit reporting agencies, close my account, or both. These actions could affect my ability to open accounts in the future.
I authorize you to apply any subsequent deposit against the amount of any overdraft and resulting fees or charges. Subsequent deposits include any federal or state benefit payments that I choose to deposit in any account (including direct deposit of Social Security). I understand and agree that if I do not want my benefits applied in this way, I may change my direct deposit instructions to the benefits payor at any time.
I agree to pay all costs and expenses, including attorney’s fees, you incur in collecting any overdraft. In addition, if you close my account with an outstanding overdraft and charge off the amount of the overdraft, you may charge a Collection fee. You may still pursue collection of my account (including suing me) after it is charged off.
Cash Sweep Service
I must separately sign up for the Cash Sweep Service as it does not automatically apply to new accounts.
(a) Definitions: As used in this Cash Sweep Service Agreement, the following terms shall have the following meanings: “You” or “Your” means the person(s) or entity who has requested the Cash Sweep Service (“Request”). “Cash Sweep Service” means the automated funds transfer established pursuant to the Request and Agreement. “Funding Account” means the account from which the Cash Sweep transfers are made. “Checking Account” means the personal checking account for which the Cash Sweep Service is requested or the business checking account for which the Cash Sweep is requested. “Checking Account Minimum Balance” means the balance that will trigger the transfer from the Funding Account. “Target Balance” is the balance that will be maintained in the checking account after the transfer from the funding account.

(b) Cash Sweep Service Request: The Request must specify the Checking Account and the Funding Account. For personal accounts, the Funding Account must be a personal savings account at the Bank. For business accounts, the Funding Account must be a business savings account at the Bank. The Cash Sweep will be effective after the Bank has received your Request and had a reasonable time to act upon it.
(c) Activation: Whenever the Checking Account is below the established minimum balance, such event will constitute a transfer under this Agreement and J.P. Morgan will initiate a transfer (Sweep) from the Funding Account sufficient to increase the Checking Account balance to the prescribed Target Balance. We have no obligation to inform the checking account owner if the status of the Funding Account or actions of the Account owner results in the Cash Sweep Service being unavailable.
(d) Maximum Cash Sweep Transfer Amount: The maximum amount of the Cash Sweep Transfer will be the available balance in the Funding Account. If the amount of the Transfer calculated in paragraph c above exceeds the Maximum Cash Sweep Transfer, then notwithstanding the provisions of paragraph c above the transfer will be the total available balance in the Funding Account.
(e) Limits on Savings Account Transfers: Transfers from savings accounts are considered “preauthorized transfers”. The number of such Transfers that may be made during each month or statement cycle is limited in accordance with federal regulations and our Account Agreement for deposit accounts.
(f) Termination of Cash Sweep Service by the Bank: We may terminate the Cash Sweep Service at any time by sending written notice to the last address for the Checking Account shown on our records. If the Funding Account is closed or blocked for usage, the Cash Sweep Service will not be available. If the Checking Account is closed or blocked for usage, the Cash Sweep Service for that Checking Account will not be available.
(g) Termination of Cash Sweep Service by Clients: The owner of the Checking Account or the Funding Account may cancel the Cash Sweep Service for that Checking Account by requesting the cancellation in person at a branch or by delivering to us written notice of cancellation. Any cancellation under this paragraph seven will be effective after we have received notice of such cancellation and had a reasonable time to act upon it.
(h) Amendment: We may at any time change the terms of this Agreement, by giving at least 30 days’ prior written notice of such change to the owner of the Checking Account.
(i) General Provisions: This agreement is binding on the owner of the Checking Account and the Funding Account.
5. Acceptable Form of Items
I will use checks in a form authorized by you. You may refuse to pay checks drawn in any other form. You will not be responsible for loss, damage, inability to process, or failure to pay nonconforming Items or checks purchased through vendors unassociated with you.
6. Conditional Checks
I will not put any condition, restriction, or legend, such as (without limitation) “void after 60 days” or “full and final settlement,” on any Item. You will not be required to comply with any such condition, restriction or legend, whether pre-printed or otherwise. If any such Item is presented to you for payment, you may, in your discretion, pay the Item or return it unpaid, whether or not the condition, restriction, or legend has been satisfied.
7. Postdated, Stale Dated, or Nonnegotiable Items
You will not be liable for any damages caused by premature payment or certification of a post-dated Item. You will not be required to pay any Item presented more than six months after its date or a non-negotiable Item, but you may pay such an Item and charge my Account for it. If you pay or certify a postdated Item, an Item presented more than six months after its date, or a non-negotiable Item, you will have the rights of a holder in due course of that Item.
8. Cashing of Items
You may, in your discretion, refuse to cash any Item payable to me or indorsed to me. If you cash any such Item and it is returned unpaid, you are authorized to deduct the amount of such Item from any Account maintained by me, whether individually or jointly. In addition, you may, at your discretion, cash Items drawn by me on my Account when presented by the holder. If a payee who is not one of your deposit account clients presents an Item drawn on my Account for cash, you may refuse to cash the Item or may charge the payee an Item cashing fee.
9. Withdrawal Limitations
You may refuse to allow a withdrawal from any Account in certain cases, for example: there is a dispute about my Account (unless a court has ordered you to allow the withdrawal); a legal garnishment or attachment is served; my Account is being used as Collateral to secure an Obligation; any required documentation has not been presented; or I fail to repay an Obligation to a Morgan Affiliate on demand or when due. I will be advised of the reasons for refusal if such action is taken.
In addition, withdrawals from an ATM or by other Card transfers are limited as indicated in the current Banking Card Agreement.
10. Stop Payments
You will accept from me a stop payment order on an Item drawn on my Account provided you have a reasonable opportunity to act on the order. I agree that one Business Day to act upon a stop payment order is a reasonable amount of time, provided, however, that a stop payment order will not be effective on an Item previously certified, issued or paid by you. You will not be able to stop payment on an Item unless I specify the account number, the exact amount of the Item, the Item number, the payee, and its date. Where permitted by law, you may stop a certified Item, or an official check, at your discretion, if the certified Item or official check has been lost, stolen or destroyed and upon my providing an affidavit of fact, a surety bond or other form of security acceptable to you. A stop payment order is effective for 180 days, unless I renew the order in writing within that period.
You shall not be liable for failure to effectuate a stop payment order if: 1) I do not provide you with all the information as enumerated above and with a reasonable opportunity to effectuate the stop payment order; 2) you determine, as permitted by law, not to stop payment on a certified Item or official check; or 3) the Item in question is a postdated Item.
If I wish to stop payment on a preauthorized electronic transfer from or any other electronic charge against my Account, I must write or call you so that you receive my request three (3) Business Days or more before the payment is scheduled. If I call, you may also require me to present my request in writing within 14 days after I call.
11. Service Charges
My Account, whether active or inactive, is subject to various service charges more specifically described in the applicable fee schedule. For example, you may impose service charges for certifying or stopping payment on a check or if balances are below the stated minimum requirements. You will deduct service charges from my Account and you may change the amount of charges or the services for which charges will be required from time to time. The fee schedule in effect from time to time is available upon request and is made a part of this Agreement.
12. Endorsements
As a paying bank and as a bank of first deposit, you are required to place your endorsement stamp in prescribed positions on the back of a check. I assume all responsibility and liability for any loss that you may suffer as a result of (i) my endorsement being placed on the back of the check in a place or manner which obscures other endorsements which then causes a delay in the forward processing and/or return processing of the check, or (ii) issuance of a check on my Account in such a manner that information, marks, or bands on the back of the check obscure endorsements. I must place an endorsement on the back of a check only in the area within 1.5 inches from the “trailing edge” of the check. The trailing edge of the check is the left side of the check looking at it from the front. You retain the right to refuse to accept a check for deposit when the back of the check is unreasonably obscured.
13. My Duty to Protect Checks
I agree to protect my blank checks and other instruments from theft or loss, and to notify you promptly if any blank checks or other instruments are lost or stolen. I further agree to register a complaint of any theft of blank checks or other instruments, or any unauthorized use of the Account, with a local law enforcement agency, and to provide you with a copy of the law enforcement agency’s official report.
14. My Duty to Inspect Statements and Advices
You will send my monthly or periodic Deposit Account statement(s) (“Statement(s)”) (which may include a record of transactions and cancelled Items) or advices to the address in your records for me, and I am considered to have received the Statements upon mailing, whether or not I actually receive them. If I have asked that you hold my Statement, I am considered to have received the Statement when you make it available for me to pick up.
I shall exercise reasonable care and promptness in examining the Statement or advice. I shall notify you in writing within 60 calendar days of the mailing of the Statement or advice, or from the time the Statement or advice is made available to me, of any errors, discrepancies or irregularities, including, but not limited to, unauthorized or missing drawer’s signature or alteration, unauthorized transfers or withdrawals of funds by wire or otherwise, or of the nonreceipt of an expected Statement or advice. However, I shall notify you, in writing, within six months of the mailing of the Statement or advice, or from the time the Statement or advice is made available to me, that any endorsement was unauthorized, improper, or missing on any Item drawn on my Account, that any Item payable to me was improperly negotiated by you, or that any deposit was not properly credited to my Account. You will not be responsible for any loss suffered by me if I do not notify you in writing within these stated time periods.
I shall not institute any legal proceeding or action against you for any claim which I may have regarding any such errors, discrepancies or irregularities, including, but not limited to those listed above unless a) I have given the written notice described above, and b) such legal proceeding or action has been commenced: (i) within one year after the date when such Statement or advice was mailed or made available to me in the case of an unauthorized or missing drawer’s signature, an unauthorized transfer or withdrawal of funds by wire or otherwise, or an alteration on the face or back of an Item; (ii) within one and a half years in the case of an unauthorized, improper, or missing endorsement, an Item payable to me that was improperly negotiated by you, or a deposit not properly credited to my account; or (iii) if my account is maintained in Texas, within two years in all cases.
15. Liability
I AGREE THAT YOU SHALL NOT BE LIABLE FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES REGARDLESS OF THE FORM OF ACTION AND EVEN IF YOU HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
Notwithstanding the provisions of the General Terms, except as otherwise provided by law, your liability, if any, in the event of your (i) failure to stop payment on an Item; or (ii) payment of an Item bearing an unauthorized signature, forged drawer’s signature, forged endorsement or alteration, shall be limited to the face amount of the Item.
16. Assignments/Power of Attorney
No Deposit Account may be assigned, except as collateral. No collateral assignment will be effective unless you consent to the assignment in writing. You may refuse to consent in your sole discretion. Any assignment contrary to this paragraph is void.
You may, in your discretion, recognize the authority of someone to whom I have given power of attorney with regard to any of my Deposit Accounts subject to documentation approved by you or as authorized by applicable law.
B. SUBSTITUTE CHECKS AND YOUR RIGHTS
NOTE: FOR PURPOSES OF THIS SECTION B ONLY, “YOU” MEANS THE ACCOUNTHOLDER AND “WE” MEANS JPMCB.
What is a substitute check?
To make check processing faster, federal law permits banks to replace original checks with “substitute checks.” These checks are similar in size to original checks with a slightly reduced image of the front and back of the original check. The front of a substitute check states: “This is a legal copy of your check. You can use it the same way you would use the original check.” You may use a substitute check as proof of payment just like the original check.
Some or all of the checks that you receive back from us may be substitute checks. This notice describes rights you have when you receive substitute checks from us. The rights in this notice do not apply to original checks or to electronic debits to your account. However, you have rights under other law with respect to those transactions.
What are my rights as a consumer regarding substitute checks?
In certain cases, federal law provides a special procedure that allows you to request a refund for losses you suffer if a substitute check is posted to your account (for example, if you think that we withdrew the wrong amount from your account or that we withdrew money from your account more than once for the same check). The losses you may attempt to recover under this procedure may include the amount that was withdrawn from your account and fees that were charged as a result of the withdrawal (for example, bounced check fees).
The amount of your refund under this procedure is limited to the amount of your loss or the amount of the substitute check, whichever is less. You also are entitled to interest on the amount of your refund if your account is an interest-bearing account. If your loss exceeds the amount of the substitute check, you may be able to recover additional amounts under other law.
If you use this procedure, personal accounts may receive up to $2,500 of the refund (plus interest if your account earns interest) within 10 business days after we received your claim and the remainder of your refund (plus interest if your account earns interest) not later than 45 calendar days after we received your claim. We may reverse the refund (including any interest on the refund) if we later are able to demonstrate that the substitute check was correctly posted to your account.
How do I make a claim for a refund?
If you believe that you have suffered a loss relating to a substitute check that you received and that was posted to your account, you must give an oral or written claim to your J.P. Morgan representative at the telephone number or address listed on your statement.
You must contact us within 40 calendar days of the date that we mailed (or otherwise delivered by a means to which you agreed) the substitute check in question or the account statement showing that the substitute check was posted to your account, whichever is later. We will extend this time period if you were not able to make a timely claim because of extraordinary circumstances.
Your claim must include:
•	A description of why you have suffered a loss (for example, you think the amount withdrawn was incorrect);

•	An estimate of the amount of your loss;

•	An explanation of why the substitute check you received is insufficient to confirm that you suffered a loss; and

•	A copy of the substitute check (and/or) the following information to help us identify the substitute check (the precise amount of the check, the check number, the name of the person or payee to whom you wrote the check, the amount of the check).
APPENDIX: ELECTRONIC FUND TRANSFERS
If I am an individual who uses electronic funds transfer (EFT) services, I have certain rights and responsibilities. These rights and responsibilities are defined by the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and Regulation E of the Federal Reserve Board. One requirement of this Act and the Regulation is that all financial institutions must make certain disclosures to all EFT users. If the EFT transactions that I make are not from an Account established primarily for personal, family or household purposes, or if the type of transaction is not governed by the federal Electronic Fund Transfer Act, the rights described in this Appendix are not applicable to me, except that your liability shall be governed by the section designated “Alternate Liability Provisions.” If I use any of the EFT services referred to below, I will read the appropriate sections carefully. Even if I use only one of your EFT services, I will be sure to read the section entitled General Information.
A. BANKING CARD
1. Services Available at Chase Machines
If I have a Banking Card (a “Card”; the Banking Card which bears a MasterCard or Visa logo is sometimes referred to herein as the “Debit Card”; and the Banking Card which does not bear the MasterCard or Visa logo is sometimes referred to herein as the “ATM Card”), I may use my Cards with my Personal Identification Number (“PIN”) in any of your automated teller machines2 with those Accounts I have told you that I want to use for such purposes to:
•	Withdraw cash from the Accounts.

•	Make deposits to the Accounts[3].

•	Learn the balance in the Accounts.

•	Transfer money among Accounts.

•	Make payments to any credit card account by transferring money among Accounts or enclosing payments.
(Some of the above-mentioned services, and access to all of the Accounts, may not be available at all Machines). I may also use my Debit Card to make purchases from merchants which accept Master Card and Visa. Those purchases will be deducted from my Account as if they were a point of sale purchase.
I may receive more than one Account Card in connection with an Account, as in the case of a joint account, but for the purposes of this section, all Cards issued in connection with an Account will be referred to collectively as an Account Card.
Each Card issued in connection with an Account is referred to in this Section as an “Account Card.”
I may use the Banking Card for cash withdrawals at ATMs or merchants for up to $2,000 each day or the available balance of my Account, whichever is lower. Total purchases made with my Banking Card may not exceed $25,000 each day (unless I am otherwise notified in writing) and may be lower in some cases. The day for withdrawal limits starts at 12:00 a.m. each day and ends at 11:59 p.m. the same day.
Generally, deposits made at a Machine on a Business Day before 12 noon will have that day as the day of deposit. Local ATMs will provide the exact cut-off time. For deposits made after that time, or on a day that is not a Business Day, the day of deposit will be the next Business Day.
2. Services Available at Other Institutions’ Machines
Included among the services which you offer is the right to use my Cards not only at your Machines, but at Machines owned or operated by other financial institutions which are participating in various networks of which you are a member (collectively, the “Networks”). When I use my Cards in any Machine in any of the Networks (each, a “Network Machine”), I may not have access to all of my linked Accounts. At some Network Machines, I may not be able to transfer funds between Accounts. Transactions at Network Machines may be subject to a fee assessed by the Machine’s owner.
The services available at Network Machines are more limited than the services available to me at your Machines. Any of the Networks or financial institutions participating in any of the Networks may, from time to time, eliminate or restrict the services described above.
3. Purchase Transactions
I may use my Banking Card to purchase goods and services from certain vendors using PIN-authorized electronic transfers (each, a “PIN Purchase Transaction”). When a PIN Purchase Transaction is made, there will be an immediate electronic withdrawal from the Account I have linked to my Card. I may also use my Debit Card to make purchases at any merchant which accepts Master Card and Visa (a “Debit Card Purchase Transaction”, and collectively with PIN Purchase Transactions, “Purchase Transactions”).
Any PIN Purchase Transaction will be subject to the aggregate daily limitation set out in paragraph A.1 above for cash withdrawals from the Accounts. Debit Card Purchase Transactions are subject to a daily spending limit specified in the current Banking Card Agreement.
If I use my Card to access an Account and the daily authorization limit attached to my Card is exceeded, you may, at your sole discretion, authorize the transaction.
For merchant purchases, you have the right to place a temporary hold on my Account, which may affect available

[2]	Automated teller machines are also referred to, from time to time, as “ATMs” or “Machines.” The terms “ATM” and “Machine” also apply to devices which provide some, but not all, of the functions described herein.

[3]	Not all JPMCB ATMs accept deposits.

balances for purposes of authorizing other transactions or honoring other items posting to my Account, in an amount equal to the authorization amount received through the payment authorization system. Occasionally, merchants do not provide sufficient information with the transaction to allow you to match the final amount to the authorized amount. In these cases the temporary hold will remain on my Account for three business days. If the underlying transaction posts after a temporary hold drops off, you will still have the right to post the transaction against my Account.
4. Transactions Occurring In A Currency Other Than U.S. Dollars
The exchange rate applied by Visa or MasterCard to Card transactions that occurred initially in a different currency will be (i) a rate selected by Visa or MasterCard from the range of rates available in wholesale currency markets for the applicable central processing date, which rate may vary from the rate Visa or MasterCard itself receives, or (ii) the government mandated rate in effect for the applicable central processing date. The rate in effect on the applicable processing date may differ from the rate on the date I used my Card. For purchases, ATM and non-ATM cash transactions, I acknowledge that you will add three percent to the amount provided to you by Visa and MasterCard.
5. Transfers Which Do Not Require the Use of a Card
I may also authorize transfers of funds among Accounts without using my Card (for example, by calling you and requesting a transfer) and I may in certain circumstances also authorize transfers, for example, to make a payment to my credit card account. Those services will be more fully described in those documents provided in connection with the Account that permits such transfers. Transfers made without the use of my Card will be reported on my statement for the Account involved in the same fashion that pre-authorized transfers involving such Accounts are reported.
The transfers described above are in addition to the preauthorized transfers to and from my Account described in Part B below.
6. Unauthorized Transfers
If I believe that any of my Cards has been lost or stolen or someone has transferred or may transfer money from any of my Accounts without my permission, I will refer to Part A.8 and Part D below for instructions as to what to do.
7. Fees
I may be charged a fee for withdrawals of cash under certain circumstances, whether they take place at your Machines or a Network Machine as well as for Purchase Transactions and transfers made without the use of a Card. The circumstances under which such charges may be imposed and the amount of such charges are covered by the fee schedule for the Account from which the funds are withdrawn or transferred. If I use a Network Machine, the ATM operator may charge me a fee for any withdrawal and may also charge a fee for a balance inquiry even if I do not complete a withdrawal.
For purchases, ATM and non-ATM cash transactions that occurred initially in a currency other than U.S. dollars, I acknowledge that you will add three percent to the amount provided to you by Visa and MasterCard.
You reserve the right to impose additional fees and to change fees upon notice to me.
8. My Liability
I shall tell you AT ONCE if I believe any of my Cards and/or PIN have been lost or stolen or that an unauthorized transaction has occurred in my Accounts Telephoning you at the telephone numbers listed in paragraph D.6 or visiting my branch to supply the appropriate information are the best ways of controlling my possible losses (see Part D for further information). If I do not do so, I could lose all the money in my Account, including the amount of any credit or overdraft protection line which can be drawn against by using the lost or stolen Card.
If I believe any of my Cards or PIN have been lost or stolen or that an unauthorized transaction has occurred in any of the Accounts, and I tell you within two (2) Business Days after I discover the loss or theft, I can lose no more than $50 if someone uses that Card without my permission or otherwise does a transaction without my authorization .If I do not tell you within two (2) Business Days after I discover the loss or theft of any of my Cards or PIN or that an unauthorized transaction has occurred in any of the Accounts, and you can prove that you could have stopped someone from using that Card or from otherwise doing a transaction without my authorization if I had told you, I could lose as much as $500. Furthermore, if any Account statement shows transactions that I did not do, I shall tell you AT ONCE. If I do not tell you within 60 days after a statement showing such a transaction was transmitted to me, I may not get back any money I lost after the 60 days if you can prove that you could have stopped someone from taking the money if I had told you in time.
If a good reason, such as a long trip or hospital stay, kept me from telling you, you will extend the time periods.
If an unauthorized individual uses my Card for Purchase Transactions, I will not be liable as long as (1) my Account is in good standing; (2) no more than two incidents of unauthorized use involving my Account have been reported in the last 12 months; and (3) I used reasonable care in safeguarding the Card.
In the case of Debit Card Purchase Transactions where the preceding paragraph does not apply, my liability for transactions involving my Card, where my Card has been lost or stolen, is limited to the amount of liability applicable to credit card losses under the Federal Truth-in-Lending Act, which presently does not exceed $50.
9. Records of Transfers
I will receive or have the option to receive the documentation referred to in paragraph D.3 for any transaction that I do, whether it involves a Card or not, or if it is done at one of your Machines or a Network Machine.
B. AUTOMATIC PAYMENTS
If I have arranged for certain automatic payments from one of my Accounts, such as insurance premiums, or if I have arranged for preauthorized transfers into an Account, such as Social Security or salary direct deposit, the following provisions apply.
1. I Have the Right to Stop Payment
If I have arranged in advance to make regular payments from my Account, I can stop any of these payments. Here’s how:
I can call or write my J.P. Morgan Team at the telephone number and address on my monthly statement so that you receive my request in three (3) Business Days or more before the payment is scheduled. If I call, you may also require me to present my request in writing within 14 days after my call. The charge for each stop payment order will be the then current charge for such service as set out in the schedule of fees for the Account from which such payment was to be made.
If I stop any pre-authorized payment to another party, you may not make further payments to that party until I have provided a new authorization or have requested you in writing to resume making those payments.
2. Notice of Varying Amounts
If these regular payments vary in amount, the person or company I am going to pay will tell me 10 days before each payment when it will be made and how much it will be. Instead, I may arrange with the person or company to receive this notice only when the payment would differ by more than a certain amount from the previous payment, or, alternatively, when the amount would fall outside certain limits that I set.
3. Liability for Failure to Stop Payment of a Transfer I Previously Authorized
If I order you to stop one of these payments three (3) Business Days or more before the transfer is scheduled, and you do not do so, you will be liable to me for those losses or damages provided by law.
4. Charges
For each automatic payment from an Account, I may be charged the fee described in the fee schedule for the Account from which such transfer was made.
5. How to Find Out About Transfers to an Account
If I have arranged to have direct deposits made into any Account(s) at least once every 60 days from the same person or company, I can call my J.P. Morgan Team at the number shown on my statement to find out whether the deposit has been made. In addition, I may check my balance in the Account by using the Machines.
6. Limitations on Transfers from Certain Accounts
Automatic payments from a savings or money market account, such as the Money Market Deposit Account, are subject to restrictions under Federal law. If I exceed Federal transfer restrictions, you may return the transfer unpaid, charge me a fee, convert my Account to a non-interest bearing checking account, or do more than one of the above, as set forth in Section 2 of the Money Market Deposit Account Agreement.
C. OTHER EFT SERVICES
You may offer me, or Authorized Persons, other computer or online banking and bill payment services which can be accessed from our home, office or other remote location and if you do so those services will be governed by the agreements and disclosures you provide when I sign up for the services.
Text Message Transfers
If you send me a text message with a transfer option, including an Account balance alert, I may respond to request a transfer between eligible accounts. To use the service, I can follow the transfer options shown via the text message from you. Not all accounts are eligible for transfer via text message request. You must receive a text message transfer before 11 p.m. Eastern time on a business day for the transfer to be effective the same day. Otherwise, the transfer will be effective the next business day.
D. GENERAL INFORMATION
1. Account Information Disclosure
The J.P. Morgan Privacy Policy governs the disclosure of information about my Accounts by J.P. Morgan.
2. Your Liability for Failure to Complete Transactions
If you do not complete a transaction on time or in the correct amount according to your agreement with me, you will be liable for those damages that the law imposes in such cases. However, there are some exceptions. You will not be liable, for instance:
•	If, through no fault of yours, I do not have enough money in the Account for the transaction.

•	If the transaction would cause me to exceed the credit limit on any overdraft line I may have.

•	If the Machine where I am making a withdrawal does not have enough cash.

•	If the terminal was not working properly and I knew about the breakdown when I started my transaction.

•	If circumstances beyond your control (such as fire or flood) prevent the transaction, despite reasonable precautions that you have taken.

•	If other agreements between us such as my Asset Account, Checking Account, or Money Market Deposit Account Agreements, provide other exceptions.

•	My Account is not in an active status.
The list of examples set out in this paragraph 2 is meant to illustrate circumstances under which you would not be liable for failing to complete a transaction and is not intended to list all of the circumstances where you would not be liable.
3. Documentation
(a) Periodic statements
I will receive a monthly account statement for each Account to which funds have been credited or in which transactions have been done showing all electronic transfers to or from that Account. In some instances, more than one Account may appear on a statement. I may request, and you may agree to, an adjustment to the frequency of account statements rendered.
(b) Transactions Made at Machines
A transaction record will be offered to me at the time I make any transaction using one of your Machines. It will be the responsibility of the owner or operator of any Network Machine to offer a record to me when the transaction takes place at a Network Machine.
4. Your Business Days
A Business Day is Monday through Friday, excluding state and federal holidays.
5. In Case of Errors or Questions About My Electronic Transfers
I will call or write to you at the address indicated on my Account statement as soon as I can if I think my statement or transaction record is incorrect, or if I need more information. You must hear from me no later than 60 days after you send me the FIRST statement on which the problem or error appeared.
•	I will tell you my name and the account number(s) of the Account(s) involved.

•	I will describe the error or the transaction I am uncertain about, and explain as clearly as I can why I believe it is an error or why I need more information.

•	I will tell you the dollar amount of the suspected error.
If I tell you in person or by telephone, you may require that I send you my complaint or question in writing within 10 Business Days.
You will give me the results of your investigation within 10 Business Days after you hear from me and will correct any error promptly. If you need more time, however, you may take up to 45 days to investigate my complaint or question. If the transaction that I believe to be in error occurred (i) outside of the United States or the Commonwealth of Puerto Rico, (ii) in connection with the use of a Card (other than a Credit Card) at a point-of-sale terminal, or (iii) in a new Account, then you may take up to 90 days to investigate my claim. If you decide to take more than 10 Business Days to investigate, you will recredit the Account in question within 10 Business Days (20 Business Days for a new Account) for the amount I think is in error, so that I will have the use of the money during the time it takes you to complete your investigation. Such recrediting is referred to as a provisional recredit. If you ask me to put my complaint or question in writing and you do not receive it within 10 Business Days, you will not be required to provisionally recredit the Account(s) that was the subject of my complaint. If the transaction complained of involves an Account which is subject to margin requirements or is otherwise covered by Regulation T of the Federal Reserve Board, you will not provisionally recredit the Account involved.

If you find there was no error, you will send me a written explanation within 3 Business Days after you finish your investigation. I may ask for copies of the documents that you used in your investigation. If you provisionally recredited my Account you may take back the amount of any credit if you find that an error did not occur.
My liability in connection with any errors or losses that may occur at a Network Machine is the same as it would be had I used one of your Machines. I shall contact you in the same manner in the case of errors or questions about my electronic transfers made at a Network Machine as I would with regard to a transfer made at one of your own Machines.
6. How to Contact You About Lost or Stolen Card(s), a PIN or an Unauthorized Transfer
If I believe my Card(s) and/or PIN have been lost or stolen, or that someone has or may transfer money from any of my Accounts without my permission, I must contact you as follows:
Banking Cards:
Call The Banking Service Line, 24 hour service at 1-800-243-6727 or from overseas at
212-825-0230
Home Banking:
Call you at 1-877-242-7327 or contact my J.P. Morgan Team at the number listed on my Account statement
7. Alternate Liability Provisions
This section, and not the liability provisions of the General Terms, applies to both my and your liability when the Card or other electronic funds transfer service is used with an Account not intended primarily for personal, family or household purposes or the transaction is of a type not covered by the Electronic Fund Transfer Act.
You shall have no liability to me for any errors or losses I sustain in using my Card or other electronic funds transfer service except where you fail to exercise ordinary care in processing any transaction. Your liability in any case shall be limited to the amount of any funds improperly transferred from my Account less any amount which, even with the exercise of ordinary care, would have been lost. In no event will you be liable for any indirect, punitive, or consequential damages howsoever caused or arising.
A failure to report to you any unauthorized transfer from my Account within fourteen (14) days of your providing me with a statement showing such unauthorized transfer shall relieve you of any liability for any losses sustained after the expiration of such fourteen-day period.
Any errors reported to you will be investigated by you and you will advise me of the results of your investigation.
E. ATM SAFETY AND CARD PROTECTION GUIDELINES NOTE: FOR PURPOSES OF THIS SECTION E ONLY, “YOU” MEANS THE ACCOUNTHOLDER
The following tips can help you use your Card in confidence and safety.
1. Memorize your PIN and keep it confidential. NO CHASE EMPLOYEE WILL EVER ASK YOU TO DISCLOSE YOUR PIN. Remember:
•	Never give the PIN to anyone

•	Don’t write the PIN on your Card

•	Avoid carrying the PIN with you.

If you forget your PIN, stop in at any Chase branch and select a new one. There is no charge, and you do not need to change your Account.
2. Be aware that notwithstanding security measures, access to the ATM facility is sometimes obtained by persons who are not authorized cardholders. Close the entry door completely upon entering and exiting an ATM facility. Do not permit entrance to the facility by any unknown person at any time after regular banking hours.
3. The activity within Chase facilities in New York and New Jersey is recorded by surveillance cameras.
4. Remember to remove your Card from the ATM and place withdrawn cash securely upon your person before exiting an ATM facility. Don’t carry money in open view or in night deposit bags that are obvious targets.
5. If you need emergency assistance due to criminal activity or medical emergency, call 911 at the nearest public telephone.
Complaints concerning security in Chase ATM facilities should be directed to the JPMorgan Chase Security Department at 800-900-0001 or, in New York, to the New York State Banking Department at 888-697-2861, or, in New York City, to the NYC Department of Consumer Affairs at 212-487-4444 or, in New Jersey, to the New Jersey Department of Banking at 609-292-7272.
© JPMorgan Chase & Co. (06/2010)